Exhibit 10.1

EXECUTION VERSION

TERM LOAN AGREEMENT

dated as of February 8, 2019,

among

PETROQUEST ENERGY, L.L.C.,

as Borrower,

PETROQUEST ENERGY, INC.

the Lenders party hereto from time to time

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

		Page
10.8	Reinstatement of Obligations	77
10.9	Severability	77
10.10	Integration	77
10.11	No Implied Waivers	77
10.12	Beneficial Owner	78
10.13	USA PATRIOT Act	78
10.14	Counterparts; Effectiveness	78

-v-

ANNEXES

Annex A	–	Rules of Construction
Annex B	–	Term Loan Commitments and Commitment Percentages
Annex C	–	Addresses for Notice
Annex D	–	Closing Deliverables

EXHIBITS

Exhibit A	–	Form of Term Loan Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Notice of Prepayment
Exhibit D	–	Form of Officer’s Compliance Certificate
Exhibit E	–	Form of Assignment and Assumption
Exhibit F-1	–	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit F-2	–	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit F-3	–	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit F-4	–	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit G	–	Form of Notice of Conversion/Continuation

SCHEDULES

Schedule 5.5	–	Litigation
Schedule 5.14	–	Subsidiaries
Schedule 5.15	–	Locations
Schedule 5.20	–	Swap Agreements
Schedule 7.2	–	Existing Debt
Schedule 7.5	–	Existing Investments

TERM LOAN AGREEMENT

This Term Loan Agreement, dated as of February 8, 2019 (this “Agreement”), is among PetroQuest Energy, L.L.C., a Louisiana limited liability company (the “Borrower”), PetroQuest Energy, Inc., a Delaware corporation (the “Parent”), the Lenders (as defined below) party hereto from time to time, and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent” and, together with the Borrower, the Parent and the Lenders, the “Parties” and each, a “Party”).

PRELIMINARY STATEMENT:

The Borrower and certain of its Affiliates commenced voluntary cases under the Bankruptcy Code in the Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Cases”).

The Plan of Reorganization (as defined below) of the Debtors (as defined below) has been confirmed pursuant to the Confirmation Order (as defined below), and concurrently with the deemed making of the Term Loans hereunder, the effective date with respect to such Plan of Reorganization has occurred.

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Lenders have agreed to extend, a term loan to the Borrower.

AGREEMENT:

In consideration of the foregoing and the mutual agreements contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

SECTION 1. INTERPRETATION:

This Agreement is to be interpreted in accordance with the rules of construction set forth on Annex A. Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth for such terms on Annex A. All annexes, schedules and exhibits to this Agreement are deemed to be a part of this Agreement.

SECTION 2. TERM LOAN FACILITY:

2.1 Term Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations set forth in this Agreement and the other Loan Documents, each Lender shall severally make a Term Loan to the Borrower on the Closing Date in an original principal amount equal to such Lender’s Term Loan Commitment. Each Lender’s Term Loan Commitment permanently reduces on a dollar for dollar basis by the principal amount of the Term Loan made by such Lender and as provided in Section 2.5(E). Subject to Section 4.1, the entire principal amount of Term Loans shall be available for borrowing on the Closing Date.

2.2 Procedure for Advance.

(A)

The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. at least two Business Days prior to the Closing Date, specifying (i) the Person or Persons to whom the proceeds of such borrowing are to be disbursed (the “Proceeds Recipients”), (ii) wire instructions of the accounts(s) to which funds are to be disbursed, (iii) the requested date of the borrowing, which shall be a Business Day, (iv) the Type of Term Loans to be borrowed and (v) if applicable, the duration of the Interest Period with respect thereto. A Notice of Borrowing received after 11:00 a.m. is deemed received on the next Business Day. Not later than 1:00 p.m. on the Closing Date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Term Loans to be made on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loans received by the Administrative Agent in immediately available funds by wire transfer to such Persons as may be designated by the Borrower in writing. The Administrative Agent is not obligated to disburse the portion of the proceeds of any Term Loan requested pursuant to this Section 2 to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Term Loan. If a Lender does not make available to the Administrative Agent its Commitment Percentage of any requested Term Loan, then the Administrative Agent shall return the funds it received from the other Lenders with respect to such requested Term Loan.

(B)

The Borrower shall have the option to continue or convert, on any Business Day, all or a portion equal to at least $1,000,000 of the outstanding principal amount of Term Loans made pursuant to one or more borrowings of one or more Types of Term Loans into a borrowing of another Type of Term Loan; provided that, (i) except as otherwise provided in Section 3.6 or unless the Borrower complies with the provisions of Section 3.12, LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Term Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single borrowing to less than $1,000,000, and (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion. Each such continuation or conversion shall be effected by Borrower giving the Administrative Agent prior to 11:00 a.m. (New York City time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans or continuations of LIBOR Loans, three (3) Business Days’ prior written notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one (1) Business Day’s prior written notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit G, appropriately completed to specify the Term Loans to be so converted or continued, the borrowing or borrowings pursuant to which such Term Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Term Loans. If the Borrower fails to specify a Type of Term Loan in a Notice of Borrowing or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Term Loans shall be made as, or converted or continued to, Base Rate Loans.

2.3 Repayment. The Borrower shall repay the aggregate outstanding principal amount of the Term Loans in full, together with accrued interest thereon, on the Maturity Date.

2.4 Optional Prepayments.

(A)

Prepayments. The Borrower may from time to time, without premium or penalty, prepay the Term Loans, including, at its option, pursuant to Section 7.1(B), in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. at least three Business Days before its intention to prepay specifying the date, which must be a Business Day, and amount of prepayment. Each optional prepayment of the Term Loans hereunder must be in an aggregate principal amount of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof. A Notice of Prepayment received after 11:00 a.m. is deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Prepayment. Any prepayment of Term Loans shall be accompanied by all accrued interest thereon. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Term Loans with the proceeds of such refinancing or of any other incurrence of Debt may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing or incurrence is not consummated.

(B)	Commitment Termination. The Term Loan Commitments of each Lender to fund the Term Loans shall expire upon the funding by the Lenders of the Term Loans on the Closing Date.

2.5 Mandatory Prepayments.

(A)

Debt Issuances. The Borrower shall make mandatory principal prepayments of the Term Loans in an amount equal to the aggregate Net Cash Proceeds from any Debt Issuance not otherwise permitted pursuant to Section 7.2. The Borrower shall make such prepayment within three Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(B)

Equity Issuances. The Borrower shall make mandatory principal prepayments of the Term Loans in an amount equal to the aggregate Net Cash Proceeds from any Equity Issuance other than (i) the exercise price on stock options issued as part of employee or management compensation and (ii) so long as no Default or Event of Default exists, 50% of the aggregate Net Cash Proceeds from an Equity Issuance the proceeds of which are used to acquire or develop Oil and Gas Properties to the extent permitted by this Agreement and the other Loan Documents. The Borrower shall make, or cause to be made, such prepayment within three Business Days after the date of receipt of the Net Cash Proceeds of any such Equity Issuance.

(C)

Asset Dispositions and Insurance and Condemnation Events. Except as provided in Section 2.5(D), the Borrower shall make mandatory principal prepayments of the Term Loans in amounts equal to the aggregate Net Cash Proceeds from (i) other than transactions described in clause (iv) below, any Asset Disposition or sale, assignment, monetization, transfer, cancellation, termination, unwinding or other disposal of any Swap Agreement in respect of commodities described in Section 7.12(D) (other than Asset Dispositions consisting of ventures (as described in Section 7.5(H)) or any interest therein) if the aggregate fair market value of such Asset Dispositions together with the fair market value of such Swap Agreements sold, assigned, monetized, transferred, cancelled, terminated, unwound or otherwise disposed of under Section 7.12(D), in each case, in any period of twelve consecutive months, is in excess of 5% of the total value of the Proved Reserves attributable to the Oil and Gas Properties and such Swap Agreements evaluated by the most recently delivered Reserve Report, individually or in the aggregate, (ii) any Asset Disposition not otherwise permitted pursuant to Section 7.12, (iii) any Insurance and Condemnation Event to the extent that the aggregate amount of such Net Cash Proceeds (in the case of this clause (iii)) exceed $1,000,000 during any calendar year and (iv) the sale or assignment of any interests in the Oil and Gas Properties in respect of the Louisiana Austin Chalk Properties and Cotton Valley Properties, respectively or any interests in the Louisiana Austin Chalk Properties, including any Credit Proceeds in respect thereof. The Borrower shall make, or cause to be made, such prepayments within three Business Days after the date of receipt of the Net Cash Proceeds.

(D)

Reinvestment Option. With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition or any Insurance and Condemnation Event by any Loan Party or any Subsidiary thereof (in each case, to the extent not excluded pursuant to Section 2.5(C)), the Loan Parties may, at the Borrower’s option, reinvest all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Loan Parties and their Subsidiaries within 270 days of receipt of such Net Cash Proceeds, so long as any Net Cash Proceeds (i) relating to Collateral are reinvested in assets constituting Collateral, and (ii) the Net Cash Proceeds from any transaction described in Section 2.5(C)(iv) are reinvested directly for the purpose of development of oil, gas and other hydrocarbons in respect of the Louisiana Austin Chalk Properties or Cotton Valley Properties. No prepayment with respect of Net Cash Proceeds to be reinvested is required under Section 2.5(C) if the Borrower gives the Administrative Agent written notice of its intent to reinvest in accordance with this Section 2.5(D) on or prior to the date such prepayment is required. If any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, the Borrower shall make mandatory principal prepayments of the Term Loans in amounts equal to such Net Cash Proceeds within three Business Days after the applicable Loan Party reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested. Pending the final application of any Net Cash Proceeds to be reinvested, the applicable Loan Party may invest an amount equal to such Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(E)

Notice of Prepayment. Upon the occurrence of any event triggering the prepayment requirement under this Section 2.5, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.

(F)	Accrued Interest. Any prepayment of Term Loans pursuant to this Section 2.5 shall be accompanied by all accrued interest thereon

2.6 No Reborrowings. The Borrower may not reborrow any amounts repaid or prepaid under the Term Loans.

SECTION 3. GENERAL LOAN PROVISIONS:

3.1 Interest.

(A)

Interest Rate Options. Subject to the provisions of this Section 3.1, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the date of the borrowing or conversion of such Base Rate Loan at a rate per annum equal to the Base Rate plus the Applicable Rate.

(B)

Default Rate. Subject to Section 8.4, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 8.1(A), 8.1(B), 8.1(I) or 8.1(J) or (ii) at the election of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, the Borrower shall pay interest on the aggregate outstanding principal amount of the Term Loans and any other Obligations at the Default Rate, such interest being due and payable on demand. Interest continues to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(C)

Interest Payment and Computation. The Borrower shall pay interest in arrears on each Interest Payment Date. All computations of interest are made on the basis of a 360-day year and actual days elapsed except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Lending Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).

(D)	Maximum Rate. In no contingency or event whatsoever will the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law that a court of competent jurisdiction, in a final determination, deems applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder automatically is reduced to the maximum rate permitted by Applicable Law and the Lenders shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(E)

Upon each Interest Determination Date, the Administrative Agent shall determine the LIBOR Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders of such LIBOR Loans thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

3.2 Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times separately agreed upon in writing. The Borrower shall pay to the Lenders such fees as have been separately agreed upon in writing in the amounts and at the times so specified.

3.3 Manner of Payment. The Borrower shall make each payment on account of the principal of or interest on the Term Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and without any set off, counterclaim or deduction whatsoever. Any payment received after 1:00 p.m. is deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment and shall provide notice of the amount of such credit to each Lender. The Borrower shall pay each payment to the Administrative Agent of Administrative Agent’s fees, expenses or other amounts payable to the Administrative Agent for the account of the Administrative Agent and shall pay any amount payable to any Lender under Sections 3.6, 3.7 or 10.2 to the Administrative Agent for the account of the applicable Lender. If any payment under this Agreement is specified to be made upon a day that is not a Business Day, it shall be made on the next succeeding day that is a Business Day and such extension of time is included in computing any interest if payable along with such payment. Notwithstanding the foregoing, each payment by the Borrower to a Defaulting Lender is applied in accordance with Section 3.9(A)(ii).

3.4 Evidence of Indebtedness. The Term Loans made by each Lender will be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business and by the Administrative Agent in accordance with this Agreement. The accounts or records maintained by the Administrative Agent and each Lender are conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so do not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Loan Note which will evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Loan Note and endorse thereon the date, amount and maturity of its Term Loan and payments with respect thereto. If any Term Loan Notes are executed and delivered hereunder, surrender of such Term Loan Notes is not required in connection with any payments on the Term Loans, including any final payment. The Administrative Agent shall not have any duty or responsibility with respect to any Term Loan Note.

3.5 Sharing of Payments by Lenders. If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as are equitable, so that the benefit of all such payments are shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided:

(A)

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations are rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)

the provisions of this Section 3.5 may not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

3.6 Increased Costs.

(A)

In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (a) below, may be made only by the Required Lenders):

(a) on any Interest Determination Date that, by reason of any changes in any Applicable Law arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(b) any Change in Law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (x) any change since the date of this Agreement in any Applicable Law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate and/or (y) other circumstances arising since the date of this Agreement affecting such Lender, the London interbank market or the position of such Lender in such market (including that the LIBOR Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or

(d) at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market;

then, and in any such event, such Lender (or the Required Lenders, in the case of clause (a) above) shall promptly give written notice to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (a) above, LIBOR Loans shall no longer be available until such time as the Required Lenders notify the Borrower and the Administrative Agent that the circumstances giving rise to such notice no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (b) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine after consultation with the Borrower) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (c) above, the Borrower shall take one of the actions specified in Section 3.6(B) as promptly as possible and, in any event, within the time period required by law.

(B)

At any time that any LIBOR Loan is affected by the circumstances described in Section 3.6(A)(b), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 3.6(A)(c), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent written notice on the same date that the Borrower was notified by the affected Lender pursuant to Section 3.6(A)(b) or (c) or (y) if the affected LIBOR Loan is then outstanding, upon at least three (3) Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(B).

(C)

If any Lender determines that after the date of this Agreement the introduction of or any change in any Applicable Law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Term Loan Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 3.6(C) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts, will be payable pursuant to this Section 3.6(C), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish a Borrower’s obligations to pay additional amounts pursuant to this Section 3.6(C) upon the subsequent receipt of such notice.

(D)

Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the date of this Agreement in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 3.6).

3.7 Taxes.

(A)	Defined Terms. For purposes of this Section 3.7, the term “applicable law” includes FATCA.

(B)

Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent is entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party is increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.7) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(C)

Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(D)

Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and shall indemnify the

Administrative Agent, as Withholding Agent, in connection with any tax withholdings. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, is conclusive absent manifest error.

(E)

Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(D) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent is conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.7(E).

(F)

Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.7, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Required Lenders.

(G)

Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.7(G)(ii)(a), 3.7(G)(ii)(b) and 3.7(G)(ii)(d)) is not required if in the

Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(a)

any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(b)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed copies of IRS Form W-8BEN; or

(4)

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided if the

Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(c)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(d)

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.7(G)(ii)(d), “FATCA” includes any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Wells Fargo Bank, National Association, both in its individual capacity and in its capacity as the Administrative Agent, has no liability to the Borrower, the Lenders or any other Person in connection with any tax withholding amounts paid or withheld from any payment pursuant to Applicable Law or arising from the Borrower’s or a Lender’s failure, as applicable, to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this Agreement.

(H)

Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.7 (including by the payment of additional amounts pursuant to this Section 3.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.7(H) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.7(H), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.7(H) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.7(H) may not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(I)

Survival. Each Party’s obligations under this Section 3.7 survives the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(J)

Tax Reporting. The Lenders and any transferees or assignees after the Closing Date will be required to provide to Administrative Agent or its agents all information, documentation or certifications reasonably requested by Administrative Agent to permit Administrative Agent to comply with its tax reporting obligations under Applicable Laws, including any applicable cost basis reporting obligations.

(K)

Not less than four (4) Business Days (or such shorter period as may be agreed to by Administrative Agent) prior to any payment, distribution or transfer of funds by Administrative Agent to any Person under the Loan Documents, the payee shall provide to Administrative Agent such documentation and information as may be requested by Administrative Agent (unless such Person has previously provided the documentation or information, and so long as such documentation or information remain accurate and true). Administrative Agent shall have no duty, obligation or liability to make any payment to any Person unless it has timely received such documentation and information with respect to such Person, which documentation and information shall be reasonably satisfactory to Administrative Agent.

3.8 Mitigation Obligations; Replacement of Lenders.

(A)

Designation of a Different Lending Office. If any Lender requests compensation under Section 3.6, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.6 or 3.7, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(B)

Replacement of Lenders. If any Lender requests compensation under Section 3.6, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.8(A), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.6 or 3.7) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that assumes such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided:

(i)	the Borrower has paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4;

(ii)

such Lender has received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(iii)

in the case of any such assignment resulting from a claim for compensation under Section 3.6 or payments required to be made pursuant to Section 3.7, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)	such assignment does not conflict with Applicable Law; and

(v)	in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee has consented to the applicable amendment, waiver or consent.

A Lender is not required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.9 Defaulting Lenders.

(A)

Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)	Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement is restricted as set forth in the definition of Required Lenders.

(ii)

Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to its Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (a) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (b) such Term Loans were made at a time when the conditions set forth in Section 4.1 were satisfied or waived, such payment is applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Term Loan Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 3.9(A)(ii) are deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(B)

Defaulting Lender Cure. If the Borrower and the Required Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent shall so notify the Parties, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender shall, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as may be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with the Term Loan Commitments, whereupon such Lender will cease to be a Defaulting Lender. Except to the extent otherwise expressly agreed by the affected Parties, no change hereunder from Defaulting Lender to Lender constitutes a waiver or release of any claim of any Party arising from that Lender’s having been a Defaulting Lender.

3.10 Inability to Determine Rates. If the Required Lenders determine after the Closing Date that for any reason adequate and reasonable means do not exist for determining the applicable LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such LIBOR Loan, the Required Lenders will promptly so notify the Borrower and the Administrative Agent. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended and (y) in the event a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Required Lenders revoke such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such LIBOR Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.11 Compensation.

(A)

The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all actual losses, reasonable and documented out-of-pocket expenses and liabilities (including, without limitation, any actual loss, reasonable and documented out-of-pocket expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.6); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.4, Section

2.5 or as a result of an acceleration of the Term Loans pursuant to Article VIII) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto (other than as a result of any required conversion pursuant to Section 3.6); (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Term Loam Note held by such Lender or (y) any election made pursuant to Section 3.6.

(B)

With respect to any Lender’s claim for compensation under Sections 3.2 or 3.6, the Borrower shall not be required to compensate such Lender for any amount incurred more than two hundred seventy (270) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(C)	The Borrower shall make such compensation under Sections 3.2 or 3.6 within thirty (30) days after receipt of written request therefor.

3.12 Funding Losses. Promptly following written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits) actually incurred by it as a result of:

(A)	any continuation, conversion, payment or prepayment of any LIBOR Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(B)

any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to pay, prepay, borrow, continue or convert any LIBOR Loan of the Borrower on the date or in the amount notified by the Borrower;

(C)

any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained.

3.13 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each Party acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(A)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Party that is an EEA Financial Institution; and

(B)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

3.14 Survival.

All of the Borrower’s obligations under this Article III shall survive repayment of all other Obligations hereunder, subject to the limitations contained in this Article III.

SECTION 4. CONDITIONS OF CLOSING AND BORROWING:

4.1 Conditions to Closing and Term Loans. The obligation of the Lenders to close this Agreement and to make the Term Loans is subject to the satisfaction of each of the following conditions:

(A)

Executed Loan Documents. Each agreement, instrument or other document set forth on Annex D has been duly authorized, executed and delivered to the Administrative Agent on behalf of the Lenders or the Lenders by the parties thereto and is in full force and effect.

(B)	Payoff and Lien Release. The Borrower’s existing credit facility under the Prior Credit Agreement has been terminated and all liens granted in connection therewith have been released.

(C)

Filings and Recordings. The Lenders have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent has received evidence reasonably satisfactory to the Lenders that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Liens permitted hereunder).

(D)	Governmental and Third Party Approvals. The Loan Parties have received all material governmental, shareholder (if applicable) and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Lenders) in connection with the transactions contemplated by this Agreement and the other Loan Documents and all applicable waiting periods have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation is applicable which in the reasonable judgment of the Lenders could reasonably be expected to have such effect.

(E)

No Injunction. No action, proceeding or investigation has been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Lenders’ sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(F)

Due Diligence. The Lenders have completed, to their satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Parent and its Subsidiaries in scope and determination satisfactory to it in its sole discretion.

(G)

PATRIOT Act. The Parent, the Borrower and each of the Subsidiary Guarantors have provided to the Administrative Agent and the Lenders, at least five Business Days prior to the Closing Date, the documentation and other information requested to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(H)

Payment at Closing. The Borrower has paid or made arrangements to pay contemporaneously with closing (i) to the Administrative Agent the fees set forth or referenced in Section 3.2 and any other accrued and unpaid fees or commissions due hereunder, (ii) all fees, charges and disbursements of counsel to the Administrative Agent and the Lenders (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid and submitted to the Borrower prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate does not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent and the Lenders) and (iii) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(I)	The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2.

(J)

The representations contained in this Agreement and the other Loan Documents are true and correct in all material respects, on and as of the Closing Date with the same effect as if made on and as of such date (except for any such representation that by its terms is made only as of an earlier date, which representation remains true and correct in all material respects as of such earlier date).

(K)	No Default or Event of Default exists on the Closing Date with respect to such Term Loans or after giving effect to the Term Loans to be made on such date.

(L)

(x) No event, development or circumstance has occurred or exists that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect and (y) there has not been any fact, event, change, effect, development, circumstance or occurrence that, individually or together with any other fact, event, change, effect, development, circumstance or occurrence, has had or could would reasonably be expected to have a material and adverse effect on the ability of the Loan Parties taken as a whole to perform their respective obligations under, or to consummate the transactions contemplated by, the Restructuring Support Agreement (as defined in the Plan of Reorganization) and the Plan of Reorganization.

(M)	The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Required Lenders and shall not have been vacated, reversed, modified, amended or stayed.

(N)	All conditions precedent to the “Effective Date” under and as defined in the Plan of Reorganization (other than the occurrence of the Closing Date hereunder) shall have been satisfied or duly waived.

(O)

The Lenders shall have received evidence reasonably satisfactory to the Required Lenders demonstrating the satisfaction of any transaction contemplated by the Plan of Reorganization to occur on the effective date of the Plan of Reorganization.

Without limiting the generality of the provisions of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement is deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent has received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5. REPRESENTATIONS:

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make the Term Loans, the Loan Parties represent to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties are deemed made on the Closing Date, immediately after giving effect to the consummation of the Plan of Reorganization, that:

5.1 Organization; Powers. It and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

5.2 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including any action required to be taken by any class of directors of the Parent, the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.3 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Parent, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of it or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon it or any of its Subsidiaries or its Properties, or give rise to a right thereunder to require any payment to be made by it or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of it or any of its Subsidiaries (other than the Liens created by the Loan Documents).

5.4 Financial Condition; No Material Adverse Change.

(A)

The Parent has furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2017, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2018, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(B)

Since the Petition Date, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Parent and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices, in each case except for the filing, commencement and continuation of the Chapter 11 Cases and the events that customarily result from the filing, commencement and continuation of the Chapter 11 Cases.

(C)

Neither the Parent nor any of its Subsidiaries has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for amounts that could be requested after the Closing Date in connection with the Borrower’s bonding obligations or as referred to or reflected or provided for in the financial statements described in Section 5.4(A) or as set forth on Schedule 7.2.

5.5 Litigation.

(A)

There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, threatened against or affecting the Parent or any of the Parent’s Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions (other than those solely involving a mortgage or deed of trust (and no other Loan Documents) and which relate to a claim regarding the title of the Borrower or any Subsidiary to any Oil and Gas Property; provided (a) the mortgage and title requirements under Sections 6.13 and 6.14 would remain satisfied if such Oil and Gas Property was deemed to be not mortgaged or deemed to be a property for which satisfactory evidence of title was not delivered for purposes of such calculations and (b) the aggregate value attributed to such Oil and Gas Properties in the most recently delivered Reserve Report which are subject to such actions, suits, investigations, proceedings or arbitrations does not exceed $2,000,000 at the time).

(B)

Since the Closing Date, there has been no change in the status of the matters disclosed in Schedule 5.5 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

5.6 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(A)

the Borrower and the Borrower’s Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(B)

the Borrower and the Borrower’s Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or the Borrower’s Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(C)

there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to its knowledge, threatened against the Borrower or any of the Borrower’s Subsidiaries or any of their respective Properties or as a result of any operations at such Properties;

(D)

none of the Properties of the Borrower or any of the Borrower’s Subsidiaries contain or have contained any: (i) underground storage tanks;(ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(E)

there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from Borrower or any of the Borrower’s Subsidiaries’ Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(F)

neither the Borrower nor any of the Borrower’s Subsidiaries has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower or any of the Borrower’s Subsidiaries’ Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(G)

there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of the Borrower’s or any of the Borrower’s Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and

(H)

the Borrower and the Borrower’s Subsidiaries have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or the Borrower’s Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

5.7 Compliance with the Laws and Agreements; No Defaults.

(A)

It and each of its Subsidiaries is in compliance with all Applicable Laws applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(B)

Neither it nor any of its Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require it or any of its Subsidiaries to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which it or any of its Subsidiaries or any of their Properties is bound.

(C)	No Default has occurred and is continuing.

5.8 Investment Company Act. Neither the Borrower nor any of the Borrower’s Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.9 Taxes. It and its Subsidiaries each has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which it or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of it and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of it, adequate. No Tax Lien has been filed and, to the knowledge of it, no claim is being asserted with respect to any such Tax or other such governmental charge.

5.10 ERISA.

(A)	The Borrower, each of the Borrower’s Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(B)	Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(C)

No act, omission or transaction has occurred which could result in imposition on the Borrower, any of the Borrower’s Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(D)

Full payment when due has been made of all amounts which the Borrower, any of the Borrower’s Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or Applicable Law to have paid as contributions to such Plan as of the date hereof.

(E)

None of the Borrower, any of the Borrower’s Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any of the Borrower’s Subsidiaries or any ERISA Affiliate in the Borrower’s sole discretion at any time without any material liability.

(F)

None of the Borrower, any of the Borrower’s Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

5.11 Disclosure; No Material Misstatements. It has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of it or any of its Subsidiaries to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of it or any of its Subsidiaries prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of it and its Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that it and its Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

5.12 Insurance. The Borrower has, and has caused all of the Borrower’s Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Applicable Laws and all material agreements and (b) insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and the Borrower’s Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such insurance policies insuring against physical damage to equipment and facilities owned by the Borrower and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

5.13 Restriction on Liens. Neither the Parent nor any of the Parent’s Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 7.3(C), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Obligations.

5.14 Subsidiaries. Except as set forth on Schedule 5.14 or as disclosed in writing to the Administrative Agent pursuant to Section 7.15, (a) it has no Subsidiaries, (b) each of its Subsidiaries is a Wholly-Owned Subsidiary and (c) it has no Foreign Subsidiaries. As of the Closing Date, all Excluded Subsidiaries are listed on Schedule 5.14.

5.15 Location of Business and Offices. The (a) jurisdiction of organization, (b) name as listed in the public records of its jurisdiction of organization, (c) type, identity or organizational structure, (d) the location of its principal place of business and chief executive office, (e) organizational identification number in its jurisdiction of organization and (f) federal taxpayer identification number, in each case for each Loan Party, is stated on Schedule 5.15 (or as set forth in a notice delivered pursuant to Section 6.1(M)).

5.16 Properties; Titles.

(A)

The Borrower and the Borrower’s Subsidiaries each has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 7.3. After giving full effect to the Excepted Liens, the Borrower or any of the Borrower’s Subsidiaries specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties does not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase the Borrower’s or such Subsidiary’s net revenue interest in such Property.

(B)

All material leases and agreements necessary for the conduct of the business of the Borrower and the Borrower’s Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(C)

The rights and Properties presently owned, leased or licensed by the Borrower and the Borrower’s Subsidiaries including all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Borrower’s Subsidiaries to conduct their business in all material respects in the same manner as the Borrower’s business has been conducted prior to the Closing Date.

(D)

All of the Properties of the Borrower and the Borrower’s Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(E)

The Borrower and each of the Borrower’s Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to the Borrower’s business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and the Borrower’s Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

5.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and the Borrower’s Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Applicable Laws and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and the Borrower’s Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Borrower or any of the Borrower’s Subsidiaries is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any of the Borrower’s Subsidiaries is deviated from the vertical more than the maximum permitted by Applicable Law, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of the Borrower’s Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of the Borrower’s Subsidiaries, in a manner consistent with the Borrower’s or the Borrower’s Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 5.17 could not reasonably be expected to have a Material Adverse Effect).

5.18 Gas Imbalances, Prepayments. Except as set forth on the most recent certificate delivered pursuant to Section 6.12(B), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of the Borrower’s Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.

5.19 Marketing of Production. Except for contracts in effect after the Closing Date and either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents or that the Borrower or the Borrower’s Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower or the Borrower’s Subsidiaries’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six months from the Closing Date.

5.20 Swap Agreements. Schedule 5.20, as of the Closing Date, and after the Closing Date, each report required to be delivered by it pursuant to Section 6.1(D), sets forth, a true and complete list of all Swap Agreements of the Parent and each of its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

5.21 Use of Proceeds. It has used the proceeds of the Term Loans solely as permitted in Section 6.18. It and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).

5.22 Anti-Corruption Laws and Sanctions.

(A)

None of (i) the Parent, the Borrower, any Subsidiary or, to the knowledge of the Parent, the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates or (ii) any agent or representative of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Term Loans, (a) is a Sanctioned Person or currently the subject or target of any Sanctions, (b) has its assets located in a Sanctioned Country, (c) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (d) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws. Each of the Parent, the Borrower and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, the Borrower and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Parent, the Borrower and their respective Subsidiaries, and to the knowledge of the Parent and the Borrower, each director, officer, employee, agent and Affiliate of the Parent, the Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.

(B)

No proceeds of any Term Loan have been used, directly or indirectly, by the Parent, the Borrower, any of their respective its Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any Party.

5.23 Solvency. After giving effect to the Confirmation Order, the Plan of Reorganization and the Transactions, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Loan Parties, taken as a whole, are expected to exceed the aggregate Debt of the Loan Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Loan Parties will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Loan Parties and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Loan Parties will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

SECTION 6. AFFIRMATIVE COVENANTS:

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Term Loan Commitments terminated or expired, each Loan Party shall, and shall cause each of its Subsidiaries to:

6.1 Financial Statements; Other Information. The Parent shall furnish to the Administrative Agent (who shall make such information available to each Lender):

(A)

Annual Financial Statements. As soon as available, but in any event in accordance with then Applicable Law and not later than 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(B)

Quarterly Financial Statements. As soon as available, but in any event in accordance with then Applicable Law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(C)

Compliance Certificate; Public Announcements. Concurrently with any delivery of financial statements under Section 6.1(A) or Section 6.1(B), an Officer’s Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.14(A) and Section 7.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate. To the extent applicable, concurrently with the filing of the Parent’s financial statements with the SEC for any quarterly or annual period, the Parent shall publically announce, either in a press release or in such reports, that no Default or Event of Default exists at such time and that the Borrower is in compliance with the financial covenant set forth in Section 7.1(A), or if a Default or Event of Default exists or if the Borrower is not so in compliance, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(D)

Swap Agreement Certificate. Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Responsible Officer, in form and substance satisfactory to the Required Lenders, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Parent and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes set forth on a monthly basis for the remaining term of each Swap Agreement), the net mark-to-market value thereof, any new credit support agreements relating thereto not listed on Schedule 5.20, and confirming no margin required or supplied under any credit support document, and any amendments relating thereto and the counterparty to each such agreement.

(E)

Insurance Coverage Certificate. Each year, promptly upon renewal thereof, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 5.12, in form and substance reasonably satisfactory to the Required Lenders, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(F)

Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Parent or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Parent or any such Subsidiary, and a copy of any response by the Parent or any such Subsidiary, or the board of directors or other relevant governing body of the Parent or any such Subsidiary, to such letter or report.

(G)

SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be.

(H)

Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 6.1.

(I)	Lists of Purchasers. Concurrently with the delivery of each Reserve Report effective as of the previous January 1, a list of all Persons purchasing Hydrocarbons from the Parent or any Subsidiary.

(J)

Notice of Sales of Oil and Gas Properties. In the event the Borrower or any of the Borrower’s Subsidiaries intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 7.12, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by any Lender.

(K)

Notice of Insurance and Condemnation Events. Prompt written notice, and in any event within three Business Days after it obtains knowledge thereof, of the occurrence of any Insurance and Condemnation Event or the commencement of any action or proceeding that could reasonably be expected to result in an Insurance and Condemnation Event.

(L)

Issuance of Permitted Refinancing Debt. In the event the Parent or the Borrower intends to refinance any Debt with the proceeds of Permitted Refinancing Debt as contemplated by Section 7.2(B) or 7.2(I), prior written notice of such intended offering therefor, the amount thereof and the anticipated date of closing and, promptly when available, a copy of the preliminary offering memorandum (if any) and the final offering memorandum therefor (if any).

(M)

Information Regarding Loan Parties. Prompt written notice (and in any event within 30 days prior thereto) of any change in any Loan Party’s (i) jurisdiction of organization, (ii) name as listed in the public records of its jurisdiction of organization, (iii) type, identity or organizational structure, (iv) the location of its principal place of business and chief executive office, (v) organizational identification number in its jurisdiction of organization or (vi) federal taxpayer identification number.

(N)

Forecasted and Actual Production Report and Lease Operating Statements. As soon as available, but in any event not later than 45 days after the end of each fiscal quarter of the Parent, a report setting forth (i) for each calendar month for the most recently ended twelve calendar month period as of the last day of the most recently ended fiscal quarter of the Parent, the volume of production, sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) and the volume of production which was hedged for each such calendar month from the Oil and Gas Properties of the Borrower and its Subsidiaries, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each calendar month and (ii) (a) the “forecasted production from proved developed producing reserves” (as such term is defined below), (b) the “forecasted production from total proved reserves” (as such term is defined below) and (c) the notional amounts and volumes of each Swap Agreement of the Parent and each Subsidiary, in each case for clauses (a), (b) and (c) above, for each calendar month for the 60 month period following the last day of the most recently ended fiscal quarter of the Parent. As used in this Agreement, (1) “forecasted production from total proved reserves” means the forecasted production of crude oil, natural gas and natural gas liquids as reflected in the most recent Reserve Report delivered to the Administrative Agent pursuant to Section 6.12, after giving effect to (A) any pro forma adjustments for the consummation of any acquisitions or dispositions since the effective date of such Reserve Report and (B) any supplements to such Reserve Report that may be delivered from time to time by the Borrower to the Administrative Agent setting forth updated well projections and other information in form and substance reasonably acceptable to the Required Lenders reflecting drilling activity and other results of operations since the effective date of such Reserve Report and (2) “forecasted production from proved developed producing reserves” means the forecasted production of crude oil, natural gas and natural gas liquids from Proved Developed Producing Reserves as reflected in the most recent Reserve Report delivered to the Administrative Agent pursuant to Section 6.12, after giving effect to (A) any pro forma adjustments for the consummation of any acquisitions or dispositions since the effective date of such Reserve Report and (B) any supplements to such Reserve Report that may be delivered from time to time by the Borrower to the Administrative Agent setting forth updated well projections and other information in form and substance reasonably acceptable to the Required Lenders reflecting drilling activity and other results of operations since the effective date of such Reserve Report.

(O)

Notices of Certain Changes. Promptly, but in any event within five Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Parent or any Subsidiary.

(P)

Patriot Act. Promptly upon any request therefor, all documentation and other information requested by the Administrative Agent or any Lender that is required by any regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(Q)

Consolidating Information for Excluded Subsidiaries. If at any time the net income of all Excluded Subsidiaries is greater than $1,000,000 in any fiscal year, then concurrently with any delivery of financial statements under Section 6.1(A) or Section 6.1(B), a certificate of a Responsible Officer setting forth consolidating spreadsheets that show all Excluded Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(R)

Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA) or compliance with the terms of this Agreement or any other Loan Document as the Administrative Agent or any Lender may reasonably request.

(S)

Deposit Accounts. Promptly, and no later than five Business Days after the opening or acquisition thereof, written notice (such notice to include reasonably detailed information regarding the account number, purpose and location of such Deposit Account) to the Administrative Agent of any Deposit Account opened or acquired by the Parent or any of its Subsidiaries.

Documents required to be delivered pursuant to Section 6.1(A), Section 6.1(B) or Section 6.1(G) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, are deemed to have been delivered on the date (1) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at www.petroquest.com or (2) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent shall provide paper copies of the Officer’s Compliance Certificate required by Section 6.1(C) to the Administrative Agent and the Lenders. The Administrative Agent has no obligation to request the delivery or to maintain copies of the documents referred to in this Section 6.1, and in any event has no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender is be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent and the Borrower acknowledge that (a) the Administrative Agent will make available to the Lenders materials or information provided by or on behalf of the Loan Parties hereunder (collectively, “Loan Party Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent or its securities) (each, a “Public Lender”). The Parent and the Borrower shall use commercially reasonable efforts to identify that portion of the Loan Party Materials that may be distributed by the Administrative Agent to the Public Lenders and that (i) all such Loan Party Materials will be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” appears prominently on the first page thereof, (ii) by marking Loan Party Materials “PUBLIC,” the Parent and the Borrower are deemed to have authorized the Administrative Agent and the Lenders to treat such Loan Party Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent or its securities for purposes of United States Federal and state securities laws (provided that, to the extent such Loan Party Materials constitute Information, they shall be treated as set forth in Section 10.5), (iii) all Loan Party Materials marked “PUBLIC” are permitted to be made available by the Administrative Agent through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent

is entitled to treat any Loan Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.2 Notices of Material Events. The Parent and the Borrower shall furnish to the Administrative Agent (who shall make such notice available to each Lender) prompt written notice of the following:

(A)	the occurrence of any Default;

(B)

the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Parent or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $2,000,000; and

(C)	any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3 Existence; Conduct of Business. It shall, and shall cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.11.

6.4 Payment of Obligations. It shall, and shall cause each Subsidiary to, pay its obligations, including Tax liabilities of it and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of it or any of its Subsidiaries.

6.5 Performance of Obligations. The Borrower shall pay the Obligations in accordance with the terms thereof, and the Parent and the Borrower each shall, and shall cause each of its Subsidiaries to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents at the time or times and in the manner specified therein.

6.6 Operation and Maintenance of Properties. The Borrower, at the Borrower’s own expense, shall, and shall cause each of the Borrower’s Subsidiaries to:

(A)

operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Laws, including applicable pro ration requirements and Environmental Laws, and all rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(B)

keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities;

(C)

promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness, except those contested in good faith by appropriate proceedings, accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and shall do all other things necessary to keep unimpaired their respective rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(D)

promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the material obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and

(E)	to the extent it is not the operator of any Property, use reasonable efforts to cause the operator to comply with this Section 6.6.

6.7 Insurance. The Borrower shall, and shall cause each of the Borrower’s Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in such insurance policy or policies insuring against physical damage to equipment and facilities owned by the Borrower shall be, as soon as commercially reasonable but in no event later than 45 days after the Closing Date and at all times thereafter, endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will give prior notice as required under such insurance policies of any cancellation to the Administrative Agent. With respect to Mortgaged Property located in the State of Texas, the

Borrower (a) is required to (i) keep such Mortgaged Property insured against damage in the amount the Administrative Agent (at the direction of the Required Lenders) specifies, (ii) purchase the insurance from an insurer that is authorized to do business in the State of Texas or an eligible surplus lines insurer and (iii) name the Administrative Agent as the person to be paid under the policy in the event of a loss and (b) must deliver to the Administrative Agent a copy of such policy and proof of the payment of premiums. If the Borrower fails to meet any requirement listed in clause (a) or (b) above, the Administrative Agent (at the direction of the Required Lenders) may obtain collateral protection insurance on behalf of the Borrower at the Borrower’s expense.

6.8 Books and Records; Inspection Rights. The Parent shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

6.9 Compliance with Laws. The Parent shall, and shall cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.10 Environmental Matters.

(A)

The Borrower shall, at the Borrower’s sole expense: (i) comply, and shall cause the Borrower’s Properties and operations and each of the Borrower’s Subsidiaries and each such Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or the Borrower’s Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower or any of the Borrower’s Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower or the Borrower’s Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or the Borrower’s Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and the Borrower’s Subsidiaries’ obligations under this Section 6.10(A) are timely and fully satisfied.

(B)

The Borrower shall promptly, but in no event later than five days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against it or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $2,000,000.

(C)

The Borrower shall, and shall cause each of the Borrower’s Subsidiaries to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Required Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority) in connection with any future acquisitions of Oil and Gas Properties or other Properties.

6.11 Further Assurances.

(A)

It shall, and shall cause each of its Subsidiaries to, at its own expense, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Required Lenders to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of it or any of its Subsidiaries, as the case may be, in the Loan Documents or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the other Loan Documents, or to state more fully the obligations secured by the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Loan Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Required Lenders, in connection therewith.

(B)

Each Loan Party authorizes the Administrative Agent (at the written direction of the Required Lenders) to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(C)

Notwithstanding any provision in any of the Loan Documents to the contrary, in no event will any Excluded Deposit Account be encumbered by any Security Document; provided, the Parent shall not, and shall not permit any of its Subsidiaries to, permit to exist any Lien on any Excluded Deposit Account except Liens permitted by Section 7.3(E).

6.12 Reserve Reports.

(A)

On or before March 1, May 10, August 10 and November 10 of each year, the Borrower shall furnish to the Administrative Agent (who shall make such information available to the Lenders) a Reserve Report evaluating the Oil and Gas Properties, including oil and gas Swap Agreements in place at the end of each quarter, of the Borrower and the Borrower’s Subsidiaries as of the immediately preceding January 1, April 1, July 1 and October 1, respectively. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the April 1, July 1 and October 1 Reserve Reports of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report. The values of the Oil and Gas Properties set forth in a Reserve Report are the present values of such Oil and Gas Properties discounted at 10% per annum.

(B)

With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Borrower or the Borrower’s Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 7.3, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 5.18 with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any of the Borrower’s Subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the most recently delivered Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Required Lenders, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the Closing Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to disclose under Section 5.19 had such agreement been in effect on the Closing Date and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating that such Mortgaged Properties represent at least the Threshold Amount of the total value of the Oil and Gas Properties in compliance with Section 6.14(A).

6.13 Title Information.

(A)

On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 6.12(A), the Borrower will deliver title information in form and substance acceptable to the Required Lenders covering (i) enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent has received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least the Threshold Amount of the total value of the Proved Reserves attributable to the Oil and Gas Properties evaluated by such Reserve Report, and (ii) any additional unproven and undeveloped interests obtained by Borrower in the Louisiana Austin Chalk Properties and Cotton Valley Properties since the delivery of the immediately preceding Reserve Report.

(B)

If the Borrower has provided title information for additional Properties under Section 6.13(A), the Borrower shall, within 90 days of notice from the Required Lenders that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 7.3 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (E), (G) and (H) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Required Lenders so that the Administrative Agent has received, together with title information previously delivered to the Administrative Agent, satisfactory title information on (x) at least the Threshold Amount of the value of the Oil and Gas Properties evaluated by such Reserve Report and (y) such additional unproven and undeveloped interests obtained by Borrower in the Louisiana Austin Chalk Properties and Cotton Valley Properties since the delivery of the immediately preceding Reserve Report.

6.14

Additional Collateral; Additional Guarantors In connection with each delivery of a Reserve Report, the Borrower shall review such Reserve Report and the list of current Mortgaged Properties (as described in Section 6.12(B)(vi)) to ascertain whether the Mortgaged Properties represent (i) at least the Threshold Amount of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report and (ii) all of the Borrower’s unproven and undeveloped interests in the Louisiana Austin Chalk Properties and Cotton Valley Properties, in each case, after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least the Threshold Amount of such total value and/or all of the Borrower’s unproven and undeveloped interests in the Louisiana Austin Chalk Properties and Cotton Valley Properties, as applicable, then (i) the Borrower shall, and shall cause the Borrower’s Subsidiaries to, grant, within 30 days of delivery of the certificate required under Section 6.12(B), to the Administrative Agent as security for the Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (A) to (D) and (F) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties, including any unproven and undeveloped acreage, as applicable, not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties represent at least the Threshold Amount of such total value and all of the Borrower’s unproven and undeveloped interests in the Louisiana Austin Chalk Properties and Cotton Valley Properties, respectively, and (ii) to the extent applicable, the Parent shall promptly file a Form 8-K, or include such information as part of any filing of the Parent’s financial statements, with the SEC announcing that the Borrower has complied with this Section 6.14(A). All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, all in form and substance reasonably satisfactory to the Required Lenders and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(B)

It shall promptly cause each of its Subsidiaries (other than the Borrower and the Excluded Subsidiaries) to guarantee the Obligations pursuant to the Guaranty Agreement. If at any time the net income of all Excluded Subsidiaries is greater than $1,000,000 in any fiscal year, then within 30 days after the delivery of financial statements under Section 6.1(A) with respect to such fiscal year, it shall cause each Excluded Subsidiary to guarantee the Obligations pursuant to the Guaranty Agreement. The Parent shall at all times guarantee the Obligations pursuant to the Guaranty Agreement. In connection with any such guarantee, it shall, or shall cause such Subsidiary to promptly (but with respect to any Subsidiary formed or acquired after the date hereof, no later than ten days after the date of such formation or acquisition), (i) execute and deliver the Guaranty Agreement or a supplement to the Guaranty Agreement as required by the Required Lenders, (ii) pledge all of the Equity Interests of such Subsidiary (including delivery of original certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock or equity powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as are reasonably requested by the Required Lenders in connection with this Section 6.14(B).

(C)

The Parent and the Borrower shall not, and shall not permit any of their Subsidiaries to, permit to exist any Lien on any “building” or “manufactured (mobile) home” (each as defined in Regulation H promulgated under the Flood Insurance Laws) except Excepted Liens.

(D)

The Parent shall, and shall cause each of the Parent’s Subsidiaries to, grant to the Administrative Agent, contemporaneously with the granting of a Lien on any Property to secure any Debt incurred pursuant to Section 7.2(I), as security for the Obligations, a first priority, perfected Lien (subject only to Excepted Liens) on the same Property pursuant to Security Documents in form and substance reasonably satisfactory to the Required Lenders. In connection therewith, the Parent shall and shall cause each of the Parent’s Subsidiaries to execute and deliver such other additional closing documents, certificates and legal opinions as are reasonably requested by the Required Lenders.

(E)	The Parent shall cause any Person guaranteeing any Debt incurred pursuant to Section 7.2(I) to contemporaneously become a Guarantor hereunder in accordance with Section 6.14(B).

6.15 ERISA Compliance. The Parent shall promptly furnish and shall cause the Parent’s Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor or the IRS, copies of each annual and other report with respect to each Plan or any trust created thereunder and (b) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Parent, the Parent’s Subsidiaries or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the IRS or the Department of Labor with respect thereto.

6.16 Swap Agreements. The Parent or its Subsidiaries may enter into Swap Agreements from time to time in accordance with Section 7.18. The Parent or the Borrower shall maintain the hedge position established by the Swap Agreements identified in the most recent certificate delivered under Section 6.1(D) during the period specified therein until sold, assigned, monetized, transferred, cancelled, terminated, unwound or otherwise disposed of in accordance with Section 7.18.

6.17 Marketing Activities. The Borrower shall not, and shall not permit any of the Borrower’s Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Proved Reserves attributable to Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Reserves attributable to Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the Borrower’s Subsidiaries that the Borrower or one of the Borrower’s Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

6.18 Use of Proceeds. The Borrower shall use the proceeds of the Term Loans for (a) the repayment in full of the loans and other obligations under the Prior Credit Agreement on the Closing Date, (b) the payment of transaction fees and expenses and (c) for working capital for exploration and production operations, and (d) other general corporate purposes (including the repurchase of stock to the extent permitted by Section 7.4(A)). If requested by the Administrative Agent (at the written direction of the Required Lenders), the Borrower shall furnish to the Administrative Agent and each Lender a statement that neither it nor any Person acting on its behalf has taken any action that might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

6.19 Compliance with Anti-Corruption Laws and Sanctions. The Parent and the Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.20 Deposit Accounts. Each Loan Party shall provide the Administrative Agent with an Account Control Agreement in form and substance reasonably satisfactory to the Required Lenders duly executed by such Loan Party and the financial institute maintaining each Deposit Account of such Loan Party other than (a) Excluded Deposit Accounts and (b) Deposit Accounts used for the payment of corporate credit cards so long as the aggregate amount on deposit in such Deposit Accounts does not exceed $100,000 at any time.

SECTION 7. NEGATIVE COVENANTS:

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash and the Term Loan Commitments terminated or expired, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to:

7.1 Financial Covenant.

(A)

The Borrower shall not permit or allow the ratio of (a) the present value, discounted at 10% per annum, of the estimated future net revenues in respect of all Oil and Gas Properties of the Parent and its Subsidiaries, before any state, federal, foreign or other income taxes, attributable to Proved Reserves, using Strip Prices in effect at the end of each calendar quarter, including oil and gas Swap Agreements in place at the end of each quarter, to (b) the sum of the aggregate outstanding principal amount of the Term Loans to be less than 1.50 to 1.00 as measured on the last day of each calendar quarter.

(B)

If the Borrower violates the financial covenant set forth in Section 7.1(A), it may, at its option (exercised by giving the Administrative Agent written notice thereof within ten days of the scheduled delivery date of the Officer’s Compliance Certificate for the applicable calendar quarter), prepay outstanding Term Loans such that after giving effect to such prepayments and reductions, the financial covenant set forth in Section 7.1(A) would be satisfied. The Borrower shall make any such prepayments within 15 days of the scheduled delivery date of the Officer’s Compliance Certificate for the applicable calendar quarter. Nothing in this Section 7.1(B) waives any Default or Event of Default that exists due to noncompliance with the financial covenant set forth in Section 7.1(A) until such prepayments or reductions are made. After giving effect to such prepayments and reductions, the Borrower is deemed to have satisfied the financial covenant set forth in Section 7.1(A) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date and the applicable Default or Event of Default that had occurred is deemed waived and not to have occurred for all purposes of this Agreement and the other Loan Documents.

7.2 Debt. It shall not, and shall not permit any of its Subsidiaries to, incur, create, assume or suffer to exist any Debt, except, without duplication:

(A)	the Obligations;

(B)	Debt of the Parent and its Subsidiaries existing on the Closing Date that is described on Schedule 7.2 and any Permitted Refinancing Debt in respect thereof;

(C)

accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(D)	Debt under Capital Leases not to exceed $2,000,000;

(E)	Debt associated with bonds or surety obligations required by Applicable Law in connection with the operation of the Oil and Gas Properties;

(F)

intercompany Debt between the Parent and its Subsidiaries to the extent permitted by Section 7.5(G); provided (i) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Parent or one of the other Loan Parties and (ii) any such Debt owed by a Loan Party is subordinated to the Obligations;

(G)	endorsements of negotiable instruments for collection in the ordinary course of business;

(H)	Debt incurred to finance premiums for insurance policies required under Section 5.12;

(I)

(i) Parent Notes and guarantees thereof by any Guarantor and (ii) Debt that constitutes Permitted Refinancing Debt of such Parent Notes permitted under the Intercreditor Agreement and any guarantees thereof, in each case, so long as (a) no Default or Event of Default exists at the time of, or results from, the incurrence of any such Debt and (b) the Borrower is in pro forma compliance with Section 7.1 at the time of incurrence of such Debt and after giving effect to the incurrence of such Debt; and

(J)	other Debt not to exceed $2,000,000 in the aggregate at any one time outstanding.

7.3 Liens. It shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(A)	Liens securing the Obligations;

(B)	Excepted Liens;

(C)	Liens securing Capital Leases permitted by Section 7.2(D) but only on the Property under lease;

(D)

Liens on any insurance policy or on any prepaid premiums on any such insurance policy securing Debt related to the payment of insurance premiums with respect to such insurance policy which Debt is permitted under Section 7.2(H);

(E)

Liens on (i) Property not constituting collateral for the Obligations so long as the principal or face amount of all Debt secured under this clause (i) does not exceed $2,000,000 in the aggregate at any one time and (ii) cash in Excluded Deposit Accounts so long as such Liens do not secured Debt for borrowed money; and

(F)

Liens on Equity Interests of the Borrower or any Subsidiary of Parent that is a Guarantor; provided that such Liens (i) are subordinate to the Liens in favor of the Administrative Agent securing the Obligations and (ii) are at all times subject to an Intercreditor Agreement.

7.4 Restricted Payments. The Parent shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its Equity Interest holders or make any distribution of its Property to its Equity Interest holders, except (a) the Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (b) [reserved], (c) Wholly-Owned Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their Equity Interests, (d) the Parent may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent and its Subsidiaries, (e) so long as no Default or Event of Default exists or would result therefrom, the Borrower may declare and pay dividends to Parent and (f) the Parent may voluntarily Redeem or exchange Disqualified Capital Stock outstanding on the Closing Date with the issuance of additional Equity Interests (other than Disqualified Capital Stock) of the Parent in exchange for all or a portion of such Disqualified Capital Stock so long as no Default has occurred and is continuing both before and after giving effect to such Redemption or exchange and such Redemption or exchange occurs substantially contemporaneously with, and in any event within three Business Days following, the receipt of proceeds or confirmation of exchange, as applicable, in respect of such Redemption or exchange.

7.5 Investments; Acquisitions. The Parent and the Borrower shall not, and shall not permit any of their Subsidiaries to, make or permit to remain outstanding any Investments in or to any Person or acquire any Oil and Gas Properties, except:

(A)	Investments existing on the Closing Date that are described on Schedule 7.5;

(B)	accounts receivable arising in the ordinary course of business;

(C)

direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(D)	commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(E)

deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency);

(F)	deposits in money market funds investing exclusively in Investments described in Section 7.5(C), 7.5(D) or 7.5(E);

(G)

intercompany Investments (i) made by the Borrower in or to any Person that, prior to such Investment, is a Guarantor and (ii) made by the Parent or any Subsidiary in or to (a) the Borrower or (b) any Person that, prior to such Investment, is a Guarantor;

(H)

subject to the limits in Section 7.6, Investments (including capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Parent, the Borrower or a Subsidiary with others in the ordinary course of business; provided (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding, an amount equal to $2,000,000;

(I)

acquisitions of direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States that arise in the ordinary course of business so long as (i) the Parent or the Borrower has given prior written notice to the Administrative Agent of such Investments and (ii) the aggregate purchase price amount (including any earn-outs, valued at the maximum amount payable thereunder, and deferred payments, and after giving effect to any Credit Proceeds) for any such acquisitions, measured on the last day of each calendar quarter, commencing with the quarter ending March 31, 2019, together with all other such acquisitions consummated during the twelve month period ending on such quarter end, does not exceed the Quarterly Overage Investment Cap; provided that to the extent that such aggregate purchase price amount for such twelve month period ending on such quarter end exceeds the Annual Investment Cap (such excess, herein the “Quarterly Overage”), then the Borrower shall apply available Credit Proceeds during the immediately succeeding calendar quarter as a dollar-for-dollar credit to such aggregate purchase price amount so that the Quarterly Overage is eliminated prior to the last day of such immediately succeeding calendar quarter, and to the extent that at any time Credit Proceeds reduce such aggregate purchase price amount to an amount below the Annual Investment Cap, Borrower will have additional availability for acquisitions in such succeeding calendar quarter(s); provided further that any such acquisitions consummated prior to the Closing Date shall be excluded for all purposes from the calculation in this subclause (ii);

(J)

Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 7.5 owing to the Borrower or any of the Borrower’s Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of the Borrower’s Subsidiaries; provided the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate outstanding amount of all Investments held at any one time under this Section 7.5(J) exceeds $2,000,000;

(K)

loans or advances to employees, officers or directors in the ordinary course of business of the Parent or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $250,000 in the aggregate at any time; and

(L)	other Investments not to exceed $2,000,000 in the aggregate outstanding at any time.

7.6 Nature of Business; International Operations. The Borrower shall not, and shall not permit any of the Borrower’s Subsidiaries to, (a) allow any material change to be made in the character of its business as an independent oil and gas exploration and production company or (b) acquire or make any expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

7.7 Limitation on Leases. It shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests) under leases or lease agreements which would cause the aggregate amount of all payments made by the Parent and any of its Subsidiaries pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $2,000,000 in any period of twelve consecutive calendar months during the life of such leases.

7.8 Use of Proceeds. The Borrower shall not permit the proceeds of the Term Loans to be used for any purpose other than those permitted by Section 6.18. The Borrower shall not permit the proceeds of the Term Loans to be used for any purpose that violates the provisions of Regulations T, U or X of the Board. The Borrower shall not take or permit to be taken by any Person acting on behalf of the Borrower any action that might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder. The Borrower shall not request any Term Loan, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Term Loan, directly or indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any Party.

7.9 ERISA Compliance. It shall not, and shall not permit any of its Subsidiaries to, at any time:

(A)

engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which it, any of its Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(B)

fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or Applicable Law, it, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto; or

(C)

contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

7.10 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any of the Borrower’s Subsidiaries in the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower shall not, and shall not permit any of the Borrower’s Subsidiaries to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

7.11 Mergers. It shall not, and it shall not permit any of its Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired), or liquidate or dissolve except that so long as no Default has occurred and is continuing at such time or would exist after giving effect thereto (a) the Borrower may merge with any Wholly-Owned Subsidiary so long as the Borrower is the surviving Person, (b) any Guarantor may merge with any other Guarantor or the Borrower so long as, if a Guarantor merges with the Borrower or the Parent, the Borrower or the Parent, as applicable, is the surviving Person, (c) any Non-Guarantor Subsidiary may merge with any other Non-Guarantor Subsidiary and (d) any Non-Guarantor Subsidiary may merge with any Loan Party so long as the Loan Party is the surviving Person.

7.12 Asset Dispositions. The Borrower shall not, and shall not permit any of the Borrower’s Subsidiaries to, make any Asset Disposition (including any forfeiture of any Property except where such forfeiture is being contested in good faith by appropriate proceedings) or sell, assign, monetize, transfer, cancel, terminate, unwind or otherwise dispose of any Swap Agreement in respect of commodities, except for:

(A)	the sale of Hydrocarbons in the ordinary course of business;

(B)

transfers of interests in undeveloped acreage or undrilled depths in the ordinary course of the joint development of Oil and Gas Properties with ventures (as described in Section 7.5(H)) and others, including transfers to other parties pursuant to joint development agreements, participation agreements, farm-out agreements, farm-in agreements, exploration agreements, operating agreements and unit agreements;

(C)	the sale or transfer of equipment that is no longer necessary for its business or the business of such Subsidiary or is replaced by equipment of at least comparable value and use;

(D)

the sale or other disposition (including Insurance and Condemnation Events) of any Oil and Gas Property or any interest therein or any of its Subsidiaries (other than the Borrower) owning Oil and Gas Properties, the sale, assignment, monetization, transfer, cancellation, termination, unwinding or other disposal of any Swap Agreement in respect of commodities, and any venture (as described in Section 7.5(H)) or any interest therein; provided with respect to this clause (D):

(i)

the consideration received in respect of such sale or other disposition (including asset exchanges under Section 1031 of the Code) or such sale, assignment, monetization, transfer, cancellation, termination, unwinding or other disposal of any Swap Agreement in respect of commodities is equal to or greater than the fair market value of the Oil and Gas Property, or any interest therein, or the Subsidiary subject of such sale or other disposition, or the Swap Agreement subject to such sale, assignment, monetization, transfer, cancellation, termination, unwinding or other disposal (as reasonably determined for each such Asset Disposition (a) by a Responsible Officer of the Borrower if such Asset Disposition involves Net Cash Proceeds of less than $10,000,000 and (b) by the board of managers (or comparable governing body) of the Borrower if such Asset Disposition involves Net Cash Proceeds of $10,000,000 or more, and, if requested by the Required Lenders, the Borrower shall deliver a certificate of its Responsible Officer certifying to that effect);

(ii)	the Borrower shall make a prepayment of the Term Loans as provided by and to the extent required by Section 2.5(C); and

(iii)	if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition includes all the Equity Interests of such Subsidiary;

(E)	sales, assignments, monetizations, transfers, cancellations, terminations or the unwinding or other disposition of any Swap Agreement permitted under Section 7.18(D); and

(F)	sales and other dispositions of Properties not regulated by Section 7.12(A) through Section 7.12(E) having a fair market value not to exceed $2,000,000 during any 12-month period.

7.13 Environmental Matters. It shall not, and shall not permit any of its Subsidiaries to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial work could reasonably be expected to have a Material Adverse Effect.

7.14 Transactions with Affiliates. It shall not, and shall not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than with any Guarantor and the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

7.15 Subsidiaries. It shall not, and shall not permit any of its Subsidiaries to, (a) create or acquire any additional Subsidiary unless it gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 6.14(B), (b) sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 7.12(D), (c) except as set forth on Schedule 5.14, have any Subsidiaries that are not Wholly-Owned Subsidiaries or (d) have any Foreign Subsidiaries.

7.16 Negative Pledge Agreements; Dividend Restrictions. It shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Loan Documents or Capital Leases creating Liens permitted by Section 7.3(C)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to any Loan Party, or which requires the consent of or notice to other Persons in connection therewith.

7.17 Gas Imbalances, Take-or-Pay or Other Prepayments. It shall not, and shall not permit any of its Subsidiaries to, allow gas imbalances (except those arising out of a third party’s election not to take its share of gas), take-or-pay or other prepayments with respect to the Oil and Gas Properties of it or any of its Subsidiaries that would require it or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one half bcf of gas (on an mcf equivalent basis) in the aggregate.

7.18 Swap Agreements.

(A)

It shall not, and shall not permit any of its Subsidiaries to, enter into or maintain any Swap Agreement, except Swap Agreements entered into in the ordinary course of business with an Approved Counterparty and not for speculative purposes to (i) hedge or mitigate crude oil, natural gas and natural gas liquids price risks to which it or any Subsidiary has actual exposure; provided any such Swap Agreement (a) does not have a term greater than 60 months from the date such Swap Agreement is entered into and (b) at all times, when aggregated with all other Swap Agreements then in effect (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) on any date of determination, would not cause the aggregate notional volume per month for each of crude oil, natural gas and natural gas liquids, calculated separately, under all Swap Agreements then in effect to exceed 80% of the forecasted production of the Borrower and its Subsidiaries for any month during the next twelve months and (ii) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, from floating to fixed rates or otherwise) with respect to any interest-bearing liability or investment of the Parent and its Subsidiaries.

(B)

It will not, and will not permit any of its Subsidiaries to, permit the aggregate notional volumes of all Swap Agreements (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) of the Borrower and its Subsidiaries in respect of each of crude oil, natural gas and natural gas liquids, calculated separately, for any calendar month to exceed 100% of actual production volumes of crude oil, natural gas or natural gas liquids, as applicable, in such calendar month (as reflected in the most recent production report delivered pursuant to Section 6.1(N)).

(C)

In no event may any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any of its Subsidiaries to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.

(D)

It shall not, and not permit any of its Subsidiaries to, sell, assign, transfer, cancel, terminate, unwind or otherwise dispose of any Swap Agreements if the effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Swap Agreements unless (i) the Parent or the Borrower has given prior written notice to the Administrative Agent of such action and (ii) the Borrower has (after giving effect to any termination payments associated with termination) at least $25,000,000 consisting of (a) unrestricted cash or Cash Equivalents plus (b) the aggregate Term Loan Commitments at such time.

7.19 Holding Company; Excluded Subsidiaries.

(A)

The Parent shall not conduct or otherwise engage in any business or operations other than (i) transactions contemplated by the Loan Documents or the provision of administrative, legal, accounting and management services to or on behalf of the Borrower or any of its Subsidiaries and Excluded Subsidiaries, (ii) the ownership of the equity interests of the Borrower and the Excluded Subsidiaries and the exercise of rights and performance of obligations (including entering into guarantees of any such obligations subject to Section 7.5) in connection therewith, (iii) the entry into, and exercise of rights and performance of obligations in respect of, (a) this Agreement and the other Loan Documents to which the Parent is a party, and any other agreement to which the Parent is a party on the date hereof, in each case as amended, supplemented, waived or otherwise modified from time to time, and any refinancings, refundings, renewals or extensions thereof, (b) contracts and agreements with officers, directors and employees of the Parent or the Borrower relating to their employment or directorships, (c) insurance policies and related contracts and agreements and (d) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its debt and equity securities or any offering, issuance or sale thereof, (iv) the offering, issuance and sale of its debt and equity securities, (v) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vi) the listing of its debt and equity securities and compliance with applicable reporting and other obligations in connection therewith, (vii) the retention of transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (viii) the performance of obligations under and compliance with the Parent’s organic documents, or any Applicable Law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of the Borrower and its Subsidiaries, (ix) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable and (x) other activities incidental or related to the foregoing.

(B)

The Parent shall not own, lease, manage or otherwise operate any properties or assets (other than in connection with the activities described in Section 7.19(A)) or incur, create, assume or suffer to exist any Debt (other than such as may be incurred, created or assumed or exist in connection with the activities described in Section 7.19(A)).

(C)

The Parent shall not permit PQ Holdings LLC, a Louisiana limited liability company, or PetroQuest Oil & Gas, L.L.C., a Louisiana limited liability company, to (i) own, lease, manage or otherwise operate any properties or assets other than (a) interests in Oil and Gas Properties that it holds as nominee for certain third parties that hold legal title to such interests and in which neither the Parent, the Borrower or any of their respective subsidiaries claim an equitable interest and (b) other de minimis assets or (ii) incur, create, assume or suffer to exist any Debt. The Parent shall not permit the Excluded Subsidiaries (other than PQ Holdings LLC, a Louisiana limited liability company, or PetroQuest Oil & Gas, L.L.C., a Louisiana limited liability company) to own, lease, manage or otherwise operate any properties or assets other than de minimis assets or incur, create, assume or suffer to exist any Debt.

7.20 Repayment of Certain Debt; Amendment of Certain Debt Documents.

(A)

The Parent shall not, and shall not permit any of the Parent’s Subsidiaries to call, make or offer to make any optional or voluntary Redemption of, or otherwise optionally or voluntarily Redeem (whether in whole or in part), any Debt incurred pursuant to Section 7.2(I); provided the Borrower or the Parent may voluntarily Redeem Debt incurred pursuant to Section 7.2(I) (a) with the proceeds of any Permitted Refinancing Debt permitted hereunder and under the Intercreditor Agreement, if applicable, and (b) with the issuance of additional Equity Interests (other than Disqualified Capital Stock) of the Parent in exchange for all or a portion of such Debt incurred pursuant to Section 7.2(I) so long as no Default has occurred and is continuing both before and after giving effect to such Redemption and such Redemption occurs substantially contemporaneously with, and in any event within three Business Days following, the receipt of proceeds or confirmation of exchange, as applicable, in respect of such Redemption.

(B)

The Parent shall not, and shall not permit any of the Parent’s Subsidiaries to, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to any of the terms of the documents governing Debt incurred pursuant to Section 7.2(I) other than amendments or other modifications that are permitted under the Intercreditor Agreement.[1]

SECTION 8. DEFAULT AND REMEDIES:

8.1 Events of Default. Each of the following constitutes an Event of Default:

(A)

the Borrower fails to pay any principal of any Term Loan when and as such becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration or otherwise;

(B)

the Borrower fails to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in Section 8.1(A)) payable under any Loan Document, when and as such becomes due and payable, and such failure continues unremedied for a period of three Business Days;

(C)

any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, proves to have been materially incorrect when made or deemed made;

(D)	the Parent, the Borrower or any Subsidiary fails to observe or perform any covenant, condition or agreement contained in Section 6.3, 6.8, 6.11, 6.14, 6.15, 6.18, 6.19, 6.20 or in Section 7;

(E)

the Parent, the Borrower or any Subsidiary fails to observe or perform any covenant, condition or agreement contained in Section 6.1, 6.2 or 6.12 and (i) such failure continues unremedied for a period of 10 days after the earlier to occur of (a) notice thereof from the Administrative Agent (at the written direction of any Lender) or any Lender to the Borrower and (b) a Responsible Officer of the Parent, the Borrower or such Subsidiary otherwise becoming aware of such default and (ii) the Parent, the Borrower or any Subsidiary has not benefitted from the ten day cure period described in clause (i) above more than once before;

[1]	NTD: Limitations to amending Parent Notes to be contained in the Intercreditor Agreement.

(F)

the Parent, the Borrower or any Subsidiary fails to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 8.1(A), 8.1(B), 8.1(C), 8.1(D) or 8.1(E)) or any other Loan Document, and such failure continues unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent (at the written direction of any Lender) or any Lender to the Borrower and (ii) a Responsible Officer of the Parent, the Borrower or such Subsidiary otherwise becoming aware of such default;

(G)

the Parent, the Borrower or any Subsidiary fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as such becomes due and payable, but subject to the running of all grace periods as provided in the applicable documentation for such Material Indebtedness before such failure to pay becomes a default thereunder;

(H)

any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Parent, the Borrower or any Subsidiary to make an offer in respect thereof;

(I)

an involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any Subsidiary or its or their debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Subsidiary or for a substantial part of its or their assets, and, in any such case, such proceeding or petition continues undismissed for 30 days or an order or decree approving or ordering any of the foregoing is entered.

(J)

the Parent, the Borrower or any Subsidiary (i) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(I), (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Subsidiary or for a substantial part of its or their assets, (iv) files an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (v) makes a general assignment for the benefit of creditors or (vi) takes any action for the purpose of effecting any of the foregoing;

(K)	the Parent, the Borrower or any Subsidiary becomes unable, admit in writing its inability or fails generally to pay its debts as they become due;

(L)

(i) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, are rendered against the Parent, the Borrower, any Subsidiary or any combination thereof and the same remain undischarged for a period of 30 consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower or any Subsidiary to enforce any such judgment;

(M)

any Loan Document for any reason, except to the extent permitted by the terms thereof, ceases to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or is repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Parent, the Borrower or any Subsidiary or any of their Affiliates so state in writing; or

(N)	a Change in Control occurs.

8.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, upon the written direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(A)

terminate the Term Loan Commitments and declare the principal of and interest on the Term Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be immediately due and payable, whereupon the same immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Loan Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding; provided upon the occurrence of an Event of Default specified in Section 8.1(I) or 8.1(J), the Term Loan Commitments automatically terminate and all Obligations automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Loan Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; or

(B)	exercise on behalf of any Lender all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

8.3 Right of Setoff. If an Event of Default exists, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by

Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate has made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided in the event that any Defaulting Lender exercises any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 8.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender shall notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice does not affect the validity of such setoff and application.

8.4 Rights and Remedies Cumulative; Non-Waiver. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy does not preclude the exercise of any other rights or remedies, all of which are cumulative, and are in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege operates as a waiver thereof, nor does any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No course of dealing between the Loan Parties, the Administrative Agent and the Lenders or their respective agents or employees is effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

8.5 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 8.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall be applied by the Administrative Agent as follows:

(A)

first, to payment of that portion of the Obligations constituting fees, losses, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent under the Loan Documents in its capacity as such;

(B)

second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause second payable to them;

(C)

third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

(D)

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans ratably among the Lenders in proportion to the respective amounts described in this clause fourth payable to them; and

(E)	last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

8.6 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan is then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) is entitled and empowered (but not obligated) by intervention in such proceeding or otherwise, at the written direction of any Lender:

(A)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, losses, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Loan Documents) allowed in such judicial proceeding; and

(B)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, losses, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.

8.7 Credit Bidding.

(A)

The Administrative Agent (at the written direction of the Required Lenders), on behalf of itself and the Lenders, has the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the Lenders, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Obligations to any such acquisition vehicle in exchange for Equity Interests or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Lenders on the basis of the Obligations so assigned by each Lender).

(B)

Except as otherwise provided in any Loan Document or with the written consent of the Required Lenders, no Lender shall take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

8.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, are entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 9. AGENCY:

9.1 Appointment and Authority. Each of the Lenders irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents to which the Administrative Agent is a party and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof. The provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder has the same rights and powers in its capacity as a Lender as any other Lender, if applicable, and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” includes, unless otherwise expressly indicated or unless the context otherwise requires, the Person serving as the Administrative Agent hereunder in its individual capacity, if such Person is a Lender. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. (A) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents to which it is a party, and its duties hereunder are administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as is expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent is not required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)

shall not, except as expressly set forth herein and in the other Loan Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(B) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent believes in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent is not deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(C) The Administrative Agent is not responsible for and has no duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith and the Administrative Agent is not required to calculate, recalculate, verify, review or certify any calculation or any other mathematical or numerical information, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the perfection or priority of any Lien created or purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(D) The Lenders direct the Administrative Agent to execute and deliver the Loan Documents to which it is a party on the Closing Date. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, the Loan Documents, the Administrative Agent has all of the rights, immunities, indemnities and other protections granted to it under this Agreement (in addition to those that may be granted to it under the terms of such other agreement or agreements).

(E) The Person serving as the Administrative Agent may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Affiliate thereof as if such Person was not the Administrative Agent and without any duty to account therefor to the Lenders.

(F) The powers conferred on the Administrative Agent under the Security Documents are solely to protect the Administrative Agent’s interest in the Collateral, do not impose any duty upon it to exercise any such powers and are subject to the provisions of this Agreement. The Administrative Agent is accountable only for amounts that it actually receives as a result of the exercise of such powers and the Administrative Agent and any of its officers, directors, employees or agents are not responsible for any act or failure to act, except for gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). Unless otherwise directed by the Required Lenders, the Administrative Agent has no responsibility for taking any necessary steps to protect, preserve or exercise rights against any Person with respect to any of the Collateral and is relieved of all responsibility for the Collateral upon surrendering it to the Borrower or any other designated Person. In no event does the Administrative Agent have any duty, responsibility, obligation or liability with respect to monitoring the Collateral or the condition thereof, and the Collateral Agent is not required to take any action to protect against any diminution in value of the Collateral.

(G) Notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, the Administrative Agent is not required to (i) make or give any determination (including whether a matter is satisfactory to the Administrative Agent or whether to deem a matter necessary, desirable, proper or advisable), agreement, consent, approval, request, notice, consultation, designation, appointment, election, judgment or direction, (ii) file, record or prepare any Uniform Commercial Code financing or continuation statements or similar documents or instruments in any jurisdiction for purposes of creating, perfecting or maintaining any Lien or security interest or otherwise perfect any security interest or maintain any perfection or priority, (iii) make any inspection or (iv) release or sell Collateral or otherwise exercise any rights or remedies of a secured party (including voting rights), in each case, without the written direction of the Required Lenders.

(H) Notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, before taking or omitting any action to be taken or omitted by the Administrative Agent under the terms of this Agreement and the other Loan Documents, the Administrative Agent may seek the written direction of the Required Lenders (which written direction may be in the form of an e-mail), and the Administrative Agent is entitled to rely (and is fully protected in so relying) upon such direction. The Administrative Agent is not liable with respect to any action taken or omitted to be taken by it in accordance with such direction. If the Administrative Agent requests such direction with respect to any action, the Administrative Agent is entitled to refrain from such action unless and until the Administrative Agent has received such direction, and the Administrative Agent does not incur liability to any Person by reason of so refraining. If the Administrative Agent so requests, it must first be indemnified to its satisfaction by the directing Lenders against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking or continuing to take, or omitting, any action directed by any of the Lenders. Any provision of this Agreement or the other Loan Documents authorizing the Administrative Agent to take any action do not obligate the Administrative Agent to take such action.

(I) The Administrative Agent is never required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder or under the other Loan Documents (including no obligation to grant any credit extension or to make any advance hereunder).

(J) Delivery of reports, documents and other information to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of the foregoing does not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein.

(K) The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Administrative Agent, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Administrative Agent. The parties hereto shall provide the Administrative Agent with such information as it may request including each party’s name, physical address, tax identification number and other information that will help the Administrative Agent identify and verify each party’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

(L) In no event is the Administrative Agent liable on any theory of liability for any special, indirect, consequential or punitive damages (including lost profits) even if the Administrative Agent has been advised of the possibility of such damages and regardless of the form of action. The Administrative Agent is not responsible for delays or failures in performance resulting from acts beyond its control. Such acts include, but are not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.

(M) The Administrative Agent shall have no responsibility for interest or income on any funds held by it under the Loan Documents and any funds so held shall be held un-invested pending distribution thereof.

9.4 Reliance by Administrative Agent. The Administrative Agent is entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received written notice to the contrary from such Lender prior to the making of such Term Loans. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and is not liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent. The Administrative Agent is not responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6 Resignation of Administrative Agent. (A) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders have the right, in consultation with the Borrower, to appoint a successor, which must be a bank or trust company, but in no event may be a Defaulting Lender. If no such successor shall have been so appointed by the Required Lenders and has accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as is agreed by the Required Lenders) (the “Resignation Effective Date”), then in any event such resignation becomes effective in accordance with such notice on the Resignation Effective Date and (i) the retiring Administrative Agent is discharged from its duties and obligations hereunder and under the other Loan Documents, except that until a successor Administrative Agent is appointed, any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents shall continue to be held by the resigning Administrative Agent as bailee until such time as a successor Administrative Agent is appointed, and (ii) except for any fees, expenses or indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through such Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided in this Section 9.6(A). The Administrative Agent has the right, at the cost and expense of the Borrower, to petition a court of competent jurisdiction regarding the delivery of any Collateral it holds as bailee.

(B) Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor succeeds to and becomes vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to fees, expenses and indemnity payments owed to the retiring Administrative Agent) and the retiring Administrative Agent is discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not discharged earlier as provided in Section 9.6(A)). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 3.2 and Section 10.2 continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(C) Any Person into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Administrative Agent is a party, or any Person succeeding to the corporate trust services business of the Administrative Agent is the successor of the Administrative Agent hereunder without the execution or filing of any paper with any Party or any further act on the part of any of the Parties.

9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it from time to time deems appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 Collateral and Guaranty Matters. (A) The Lenders irrevocably authorize and direct the Administrative Agent, upon the written direction of the Required Lenders and at the expense of the Borrower:

(i)	to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (a) upon termination of all Term Loan

Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (b) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents or (c) subject to Section 10.3, if approved, authorized or ratified in writing by the Required Lenders;

(ii)	to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(C); and

(iii)	to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.8.

(B) The Administrative Agent is not responsible for, and has no duty to ascertain or inquire into any representation or warranty regarding, the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 10. MISCELLANEOUS:

10.1 Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby are governed by, and construed in accordance with, the law of the State of New York.

10.2 Expenses; Indemnity; Damage Waiver.

(A)

Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and the Lenders (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and for the Lenders), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby are consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or for any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (a) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.2, or (b) in connection with the Term Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(B)

Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all fees, losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee and including out-of-pocket attorneys’ fees and expenses and court costs incurred by any Indemnitee in enforcing the indemnity), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the Parties of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or a Lender or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity is not, as to any Indemnitee, available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.2(B) does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or similar costs arising from any non-Tax claim.

(C)

Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 3.2, 3.7(D), 10.2(A) or 10.2(B) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each

Lender’s Commitment Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided the unreimbursed expense or indemnified loss, fee, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(D)

Waiver of Consequential Damages. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.2(B) will be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct and actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(E)	Payments. All amounts due under this Section 10.2 are payable promptly after demand therefor.

(F)

Survival. Each Party’s obligations under this Section 10.2 survive the resignation or replacement of the Administrative Agent hereunder and the termination of the Loan Documents and payment of the obligations hereunder.

10.3 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent at the written direction of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided no amendment, waiver or consent may:

(A)

increase the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 8.2) or the amount of Term Loans of any Lender, in any case, without the written consent of such Lender;

(B)

waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (it being understood that a waiver of a mandatory prepayment under Section 2.5 only requires the consent of the Required Lenders) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Term Loan Commitment hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(C)

reduce the principal of, or the rate of interest specified herein on, any Term Loan or (subject to Section 10.3(I)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided only the consent of the Required Lenders is necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.1(B) during the continuance of an Event of Default;

(D)

change Section 3.5 or Section 8.5 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(E)

change any provision of this Section 10.3 or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(F)

consent to the assignment or transfer by any Loan Party of such Loan Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.12), in each case, without the written consent of each Lender;

(G)

release (i) the Parent, (ii) all of the Subsidiary Guarantors or (iii) Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in any case, from the Guaranty Agreement (other than as authorized in Section 9.8), without the written consent of each Lender;

(H)

release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 9.8 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender; or

(I)

affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document without the written consent of the Administrative Agent in addition to the Lenders required hereunder;

provided each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender has any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.4 Successors and Assigns.

(A)

Successors and Assigns Generally. The provisions of this Agreement are binding upon and inure to the benefit of the Parties and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.4(B), (ii) by way of participation in accordance with the provisions of Section 10.4(D) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.4(E) (and any other attempted assignment or transfer by any Party hereto is null and void). Nothing in this Agreement, expressed or implied, may be construed to confer upon any Person (other than the Parties, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.4(D) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(B)

Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided any such assignment is subject to the following conditions:

(i)	Minimum Amounts.

(a)

in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or the Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(b)

in any case not described in clause (a) above, the aggregate amount of the Term Loan Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) is not less than $5,000,000 unless each of the Required Lenders and, so long as no Default or Event of Default exists, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)	Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned.

(iii)	Required Consents. No consent is required for any assignment except to the extent required by Section 10.4(B)(i)(b) and, in addition:

(a)

the consent of the Borrower (such consent not to be unreasonably withheld or delayed) is required unless (1) a Default or Event of Default exists at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided the Borrower is deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(b)

the consent of the Administrative Agent (acting at the direction of the Required Lenders) (such consent not to be unreasonably withheld or delayed) is required for assignments in respect of any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)

Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recording fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)

No Assignment to Certain Persons. No such assignment may be made to (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (2) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)

No Assignment to Natural Persons. No such assignment may be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)

Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment is effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon)

and (2) acquire (and fund as appropriate) its full pro rata share of all Term Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under Applicable Law without compliance with the provisions of this Section 10.4(B)(iv), then the assignee of such interest is deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.4(C), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder is a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, has the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder is, to the extent of the interest assigned by such Assignment and Assumption, released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender ceases to be a Party) but continues to be entitled to the benefits of Sections 3.6, 3.7 and 10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender constitutes a waiver or release of any claim of any Party arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph is treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4(D).

(C)

Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register are conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(D)

Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Term Loan Commitment or the Term Loans owing to it); provided (i) such Lender’s obligations under this Agreement remain unchanged, (ii) such Lender remains solely responsible to the other Parties for the performance of such obligations and (iii) the Borrower, the Administrative Agent and Lenders continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender is responsible for the indemnity under Section 10.3(C) with respect to any payments made by such Lender to its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender retains the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.3 that affects such Participant. The Borrower agrees that each Participant is entitled to the benefits of Sections 3.6 and 3.7 (subject to the requirements and limitations therein, including the requirements under Section 3.7(G) (it being understood that the documentation required under Section 3.7(G) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(B); provided such Participant (A) agrees to be subject to the provisions of Section 3.8 as if it were an assignee under Section 10.4(B) and (B) is not entitled to receive any greater payment under Sections 3.6 or 3.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.8(B) with respect to any Participant. To the extent permitted by law, each Participant also is entitled to the benefits of Section 8.3 as though it were a Lender; provided such Participant agrees to be subject to Section 3.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided no Lender has any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register are conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) has no responsibility for maintaining a Participant Register.

(E)

Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided no such pledge or assignment releases such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a Party.

10.5 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders shall maintain the confidentiality of the Information (as defined below),

except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other Party, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.5, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent, the Borrower or their Subsidiaries or the Term Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loans, (h) with the consent of the Parent or the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.5 or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Term Loan Commitments.

For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any of their Subsidiaries relating to the Parent, the Borrower or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any of their Subsidiaries; provided, in the case of information received from the Parent, the Borrower or any of their Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.5 is considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.6 Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(A)

Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the Parties irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the Parties agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document affects any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(B)

Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.6(A). Each of the Parties irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(C)

Service of Process. Each Party other than the Administrative Agent irrevocably consents to service of process in the manner provided for notices in Section 10.7. Nothing in this Agreement affects the right of any Party to serve process in any other manner permitted by Applicable Law.

(D)

WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6(D).

10.7 Notices.

(A)

Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.7(B)) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)	if to the Borrower or any other Loan Party, to it at the addresses for it as set forth on Annex C;

(ii)	if to the Administrative Agent, to it at the addresses for it as set forth on Annex C;

(iii)	if to a Lender party to this Agreement on the Closing Date, to it at the addresses for it as set forth on Annex C; and

(iv)	if to a Lender party to this Agreement after the Closing Date, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, are deemed to have been given when received and notices sent by facsimile are deemed to have been given when sent (except that, if not given during normal business hours for the recipient, is deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.7(B), are effective as provided in Section 10.7(B).

(B)

Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided the foregoing does not apply to notices to any Lender pursuant to Section 2.2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address are deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (b) notices or communications posted to an Internet or intranet website are deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (a) above, of notification that such notice or communication is available and identifying the website address therefor; provided, for both clauses (a) and (b) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication is deemed to have been sent at the opening of business on the next business day for the recipient.

(C)	Change of Address. Any Party may change its address or facsimile number for notices and other communications hereunder by notice to the other Parties.

(D)	Platform.

(i)	Each Loan Party agrees that the Administrative Agent may, but is not obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.

(ii)

The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event will the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 10.7, including through the Platform.

10.8 Reinstatement of Obligations. To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied are revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

10.9 Severability. Any provision of this Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction is, as to such jurisdiction, ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

10.11 No Implied Waivers. No failure to exercise and no delay in exercising any right or remedy under this Agreement operates as a waiver thereof. No single or partial exercise of any right or remedy under this Agreement, or any abandonment or discontinuance thereof, precludes any other or further exercise thereof or the exercise of any other right or remedy. No waiver or consent under this Agreement is applicable to any events, acts or circumstances except those specifically covered thereby.

10.12 Beneficial Owner. On the Closing Date, each Lender represents to the Loan Parties that they are beneficial owners of the Securities (as defined in the Parent Notes Indenture) or an Affiliate (as defined in the Parent Notes Indenture) of such a beneficial owner.

10.13 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act.

10.14 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different Parties in different counterparts), each of which constitutes an original, but all of which when taken together constitute a single contract. Except as provided in Section 4.1, this Agreement becomes effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other Parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format is effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption are deemed to include electronic signatures or the keeping of records in electronic form, each of which is of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(Signature pages follow)

The Parties have executed and delivered this Agreement as of the date first above written.

Borrower:

PETROQUEST ENERGY, L.L.C.

By:	/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer

Parent:

PETROQUEST ENERGY, INC.

By:	/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer

Signature Page to Term Loan Agreement

Administrative Agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Amy Mofsenson
Amy Mofsenson
Vice President

Signature Page to Term Loan Agreement

Lenders:
MAINSTAY MACKAY HIGH YIELD CORPORATE BOND FUND
By: MacKay Shields LLC, as investment subadvisor

By:	/s/ Andrew Susser
Name: Andrew Susser
Title: Executive Managing Director

Signature Page to Term Loan Agreement

MAINSTAY VP MACKAY HIGH YIELD CORPORATE BOND PORTFOLIO
By: MacKay Shields LLC, as investment subadvisor

By:	/s/ Andrew Susser
Name: Andrew Susser
Title: Executive Managing Director

Signature Page to Term Loan Agreement

MAINSTAY MACKAY SHORT DURATION HIGH YIELD FUND
By: MacKay Shields LLC, as investment subadvisor

By:	/s/ Andrew Susser
Name: Andrew Susser
Title: Executive Managing Director

Signature Page to Term Loan Agreement

CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP

By:	/s/ Eric Soderlund
Name: Eric Soderlund
Title: Authorized Signatory

Signature Page to Term Loan Agreement

CORRE OPPORTUNITIES II MASTER FUND, LP

By:	/s/ Eric Soderlund
Name: Eric Soderlund
Title: Authorized Signatory

Signature Page to Term Loan Agreement

CORRE HORIZON FUND, LP

By:	/s/ Eric Soderlund
Name: Eric Soderlund
Title: Authorized Signatory

Signature Page to Term Loan Agreement

PW FOCUS FUND LLC

By: Parkwood LLC, Managing Member

By:	/s/ Mark A Madeja
Name:	Mark A Madeja
Title:	Vice President

By:	/s/ James R. Fox
Name:	James R. Fox
Title:	Vice President

Signature Page to Term Loan Agreement

SIMON CHARITABLE PRIVATE LLC

By:	/s/ Mark A. Madeja
Name:	Mark A. Madeja
Title:	Asst. Secretary

By:	/s/ James R. Fox
Name:	James R. Fox
Title:	Authorized Signer

Signature Page to Term Loan Agreement

SIMON MARKETABLE, L.P.

By: Parkwood LLC, General Partner

By:	/s/ Mark A. Madeja
Name:	Mark A. Madeja
Title:	Vice President

By:	/s/ James R. Fox
Name:	James R. Fox
Title:	Vice President

Signature Page to Term Loan Agreement

ANNEX A

Rules of Construction

1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Account Control Agreement” means an agreement which grants the Administrative Agent “control” as defined in the Uniform Commercial Code in effect in the applicable jurisdiction over the applicable Deposit Account.

“Administrative Agent” has the meaning set forth for such term in the introduction to this Agreement.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.7.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth for such term in the introduction to this Agreement.

“Annual Investment Cap” means $2,000,000.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, the Borrower or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Rate” means a percentage per annum equal to (i) in the case of LIBOR Loans, 7.50% per annum and (ii) in the case of Base Rate Loans, 6.50% per annum.

“Approved Counterparty” means (a) a Lender or any Affiliate of a Lender and (b) any other Person whose issuer rating or long term senior unsecured debt rating, at the time the Swap Agreement is entered into, is A-/A3 by S&P or Moody’s (or their equivalent) or higher (or whose obligations under the applicable Swap Agreement are guaranteed by an Affiliate or other credit support provider of such Person meeting such minimum rating standards at the time the Swap Agreement is entered into).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P. and (c) any other independent petroleum engineers reasonably acceptable to the Required Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Asset Disposition” means the sale, transfer, assignment, conveyance, farm-out, license, lease or other disposition of any Property (including any disposition of Equity Interests) by any Loan Party or any Subsidiary thereof (or the granting of any option or other right to do any of the foregoing). The term “Asset Disposition” does not include (a) the sale of inventory in the ordinary course of business, (b) the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Section 7.11, (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Swap Agreement, (e) dispositions of Investments in cash and Cash Equivalents, (f) the transfer by any Loan Party of its assets to any other Loan Party, (g) the transfer by any Non-Guarantor Subsidiary of its assets to any Loan Party (provided that in connection with any new transfer, such Loan Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer), and (h) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Chapter 11, 11 U.S.C. 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to 28 U.S.C. § 151, the United States District Court for the Southern District of Texas.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time, (iii) the LIBOR Rate that would then be in effect for a LIBOR Loan with an Interest Period of one month plus

1.00%; and (iv) 2.00% per annum. For purposes of this definition, the LIBOR Rate shall be determined using the LIBOR Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBOR Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two (2) Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBOR Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, Federal Funds Rate or such LIBOR Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBOR Rate, respectively.

“Base Rate Loan” shall mean each Term Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States or any successor Governmental Authority.

“Borrower” has the meaning set forth for such term in the introduction to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City are closed.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Equivalents” means Investments of the type described in Sections 7.5(C), 7.5(D) and 7.5(E).

“Change in Control” means an event or series of events by which:

(A)	at any time, the Parent fails to own all of the Equity Interests of the Borrower; or

(B)

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the Equity Interests of the Parent entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Parent or (ii) a majority of the members of the board of directors (or other equivalent governing body) of the Parent do not constitute Continuing Directors; or

(C)

there has occurred under any indenture or other instrument evidencing any Debt or Equity Interests in excess of $1,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Debt) obligating the Parent, the Borrower or any of their respective Subsidiaries to repurchase, redeem or repay all or any part of the Debt or Equity Interests provided for therein.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are in each case deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Chapter 11 Cases” has the meaning set forth for such term in the introduction to this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Commitment Percentage” means, with respect to any Lender at any time, the percentage of the total Term Loan Commitments of all the Lenders represented by such Lender’s Term Loan Commitment. If the Term Loan Commitments have terminated or expired, the Commitment Percentage means, with respect to any Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Lender’s Term Loans. The Commitment Percentage of each Lender as of the Closing Date is set forth opposite the name of such Lender on Annex B.

“Confirmation Order” shall mean a final order of the Bankruptcy Court under the Chapter 11 Cases that confirms the Plan of Reorganization.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continuing Directors” means the directors (or equivalent governing body) of the Parent on the Closing Date and each other director (or equivalent) of the Parent if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of the Parent is approved by more than 50% of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Cotton Valley Properties” means the geologic formation of oil and gas properties and related Hydrocarbons commonly referred to as the “Cotton Valley” located within the State of Texas.

“Credit Proceeds” means available Net Cash Proceeds received by the Borrower from time to time, and maintained in a Deposit Account subject to an Account Control Agreement, from the sale by Borrower of any Louisiana Austin Chalk Properties and Cotton Valley Properties, as applicable, to the extent such Properties were initially obtained by Borrower pursuant to one or more acquisitions permitted by Section 7.5(I) and subsequently sold by Borrower to one or more of its joint venture partners in respect of such Properties.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of Applicable Law but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person includes all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debt Issuance” means the issuance of any Debt for borrowed money by any Loan Party or any of its Subsidiary.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtors” means, collectively, the following: Parent, Borrower, TDC Energy LLC, PetroQuest Oil & Gas, L.L.C., PQ Holdings LLC, Pittrans Inc., and Sea Harvester Energy Development, L.L.C.

“Default” means any of the events specified in Section 8.1 that with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to a LIBOR Loans, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case, to the fullest extent permitted by Applicable Laws.

“Defaulting Lender” means, subject to Section 3.9(B), any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any Lender (upon notice by such Lender to the Administrative Agent that it has not been paid) any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower (and the Borrower has so notified the Administrative Agent) or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, is specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become subject to a Bail-in Action and the Administrative Agent has received written notice thereof; provided that a Lender is not a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any Lender who is determined to be a Defaulting Lender under any one or more of clauses (a) through (d) above is deemed to be a Defaulting Lender (subject to Section 3.9(B)) upon delivery of written notice of such determination to the Borrower and each Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above is conclusive and binding absent manifest error.

“Deposit Account” means any operating, administrative, cash management, collection activity, demand, time, savings, passbook or other deposit account maintained with a bank or other financial institution.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, requires the payment of dividends (other than dividends payable solely in Equity Interests which do not otherwise constitute Disqualified Capital Stock) or matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Term Loans or other Obligations hereunder outstanding and all of the Term Loan Commitments are terminated.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(B)(iii), 10.4(B)(v) and 10.4(B)(vi) (subject to such consents, if any, as may be required under Section 10.4(B)(iii)).

“Environmental Laws” means any and all Applicable Laws pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any of the Borrower’s Subsidiaries is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiaries of Borrower is located, including the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Law and other environmental conservation or protection Applicable Laws.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Equity Issuance” means (a) any issuance by any Loan Party or any Subsidiary thereof of shares of its Equity Interests to any Person that is not a Loan Party (including in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Loan Party into any Loan Party or any Subsidiary thereof. The term “Equity Issuance” does not include (i) any Asset Disposition or (ii) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Loan Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth for such term in Section 8.1.

“Excepted Liens” means:

(A)

Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(B)

Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(C)

statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(D)

contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause (D) does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any of the Borrower’s Subsidiaries or materially impair the value of such Property subject thereto;

(E)

Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of the Borrower’s Subsidiaries to provide collateral to the depository institution;

(F)

easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any of the Borrower’s Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any of the Borrower’s Subsidiaries or materially impair the value of such Property subject thereto;

(G)

Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and

(H)

judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

provided Liens described in clauses (A) through (E) above remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Secured Parties is to be implied or expressed by the permitted existence of such Excepted Liens.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Deposit Account” means any Deposit Account, existing as of the Closing Date, which is solely used for purposes of funding payroll, payroll taxes or employee benefit payments or which solely contains cash of any Person, other than the Parent or any Subsidiary, and which cash is held in such Deposit Account solely on behalf of, and for the benefit of, such third party.

“Excluded Subsidiary” means, individually and collectively, PetroQuest Oil & Gas, L.L.C., a Louisiana limited liability company, Indianola Gathering, L.L.C., an Oklahoma limited liability company and PQ Holdings LLC, a Louisiana limited liability company.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are

Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 3.8(B)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a Party or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.7(G) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means any agreement pursuant to which the Parent, the Borrower or any other Loan Party agrees to pay fees described in Section 3.2.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means Parent and any Subsidiary Guarantor.

“Guaranty Agreement” means the unconditional guaranty and pledge agreement of even date herewith executed by the Parent and the Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law, (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil and any components, fractions, or derivatives thereof and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insurance and Condemnation Event” means the receipt by any Loan Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“IRS” means the United States Internal Revenue Service.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the date hereof, between the Administrative Agent, Wilmington Trust, National Association as trustee for the Parent Notes and acknowledged and agreed by the Loan Parties, as supplemented and amended by joinder or otherwise from time to time.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second (2nd) Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan, as the case may be.

“Interest Payment Date” means (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date, as applicable; provided that if any Interest Period for a LIBOR Loan exceeds three months, then respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each quarter and the Maturity Date, as applicable.

“Interest Period” means as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in the Notice of Borrowing or in the Notice of Conversion/Continuation; provided that no Interest Period with respect to the Loans shall extend beyond the Maturity Date.

“Investment” means, for any Person, (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (b) the making of any deposit with, or advance, loan or capital contribution to, the purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business), (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Lenders” means the Persons listed on Annex B and any other Person that becomes party to this Agreement pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party to this Agreement pursuant to an Assignment and Assumption.

“LIBOR Rate” shall mean (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the applicable Interest Determination Date by reference to the applicable Bloomberg LIBOR screen page for deposits in Dollars (or such other comparable page as may, in the opinion of the Required Lenders, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Required Lenders to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to three major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the applicable Interest Determination Date, divided by (b) a percentage equal to 100% minus the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) having a term equal to such Interest Period; provided that the LIBOR Rate shall not be less than 1.00% per annum.

“LIBOR Loan” shall mean each Term Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Term Loan Note, Security Documents, the Guaranty Agreement, each Fee Letter, the Intercreditor Agreement and each other document, instrument, certificate and agreement executed and delivered by the Loan Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Lender in connection with this Agreement or otherwise referred to herein or contemplated hereby.

“Loan Parties” means, collectively, the Parent, the Borrower and the Subsidiary Guarantors.

“Louisiana Austin Chalk Properties” means the geologic formation of oil and gas properties and related Hydrocarbons commonly referred to as the “Austin Chalk” located within the State of Louisiana.

“Material Adverse Effect” means, with respect to the Parent and the other Loan Parties, (a) a material adverse effect on the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of such Persons, taken as a whole, (b) a material impairment of the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (d) a material adverse effect on the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means Debt (other than the Term Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Swap Agreement at any time is the Swap Termination Value.

“Maturity Date” means November 8, 2023.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” means any Property owned by the Borrower or any Subsidiary Guarantor which is subject to the Liens existing and to exist under the terms of the Mortgages.

“Mortgages” means each mortgage, deed of trust or other real property security document encumbering any real property and any other Property the Required Lenders require to be mortgaged, whether now or hereafter owned by any Loan Party, executed by such Loan Party in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Loan Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) in the case of an Asset Disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess constitutes Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) disposed of, which Debt is required to be repaid in connection with such transaction or event and (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Loan Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.3 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means each Excluded Subsidiary and any other direct or indirect Subsidiary of the Parent (other than the Borrower) that is not a Subsidiary Guarantor.

“Notice of Borrowing” means a written notice substantially in the form of Exhibit B.

“Notice of Prepayment” means a written notice substantially in the form of Exhibit C.

“Obligations” means, in each case, whether now in existence or hereafter arising, the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Term Loans and all other fees and commissions (including attorneys’ fees), expenses, indemnities, losses, charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Loan Parties and each of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Term Loan or Loan Document, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of a Responsible Officer of the Parent substantially in the form of Exhibit D.

“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to any Loan Document or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.8(B)).

“Parent” has the meaning set forth for such term in the introduction to this Agreement.

“Parent Notes” means the 10% Senior Secured PIK Notes due 2024 issued by Parent pursuant to the Parent Notes Indenture, in an aggregate principal amount not to exceed the principal amount outstanding on the Closing Date plus additional principal amounts resulting from payment of interest in kind.

“Parent Notes Indenture” means that certain indenture, dated as of the date hereof, among the Loan Parties and Wilmington Trust, National Association, as in effect on the Closing Date, with such amendments, modifications and supplements permitted pursuant to the Loan Documents.

“Parties” has the meaning set forth for such term in the introduction to this Agreement.

“Participant” has the meaning set forth for such term in Section 10.4(D).

“Participant Register” has the meaning set forth for such term in Section 10.4(D).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Holders” means (i) Corre Partners Management, LLC and any of its Affiliates and Related Funds and (ii) the clients, funds and accounts to which the High Yield team of MacKay Shields LLC provides discretionary investment management services.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Debt (the “Refinanced Debt”); provided (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses including premiums, related to such exchange or refinancing, (b) such new Debt has a stated maturity no earlier than stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt, (c) such new Debt has a stated interest rate that is a market-based rate, (d) such new Debt does not contain any covenants which are materially more onerous to the Parent and its Subsidiaries than those imposed by the Refinanced Debt, (e) such new Debt (and any guarantees thereof) is otherwise on terms and documentation satisfactory to the Required Lenders and (f) (i) such new Debt is secured by no more collateral (if any) than the Refinanced Debt and the property constituting such collateral is not changed and (ii) the obligors, whether direct or contingent, in respect of Refinanced Debt are not changed.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” means November 6, 2018.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower or the Borrower’s Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or the Borrower’s Subsidiary or an ERISA Affiliate.

“Plan of Reorganization” the First Amended Chapter 11 Plan of Reorganization, as immaterially modified as of January 28, 2019 of the Company and certain of its direct and indirect Subsidiaries, which Plan of Reorganization was confirmed by order, dated January 31, 2019, of the Bankruptcy Court.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Lending Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Prior Credit Agreement” means the Multidraw Term Loan Agreement, dated as of August 31, 2018, among the Borrower, the Parent, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, movable or immovable, and whether tangible or intangible, including Equity Interests.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves that are categorized as both “Developed” and “Producing” in the Definitions.

“Quarterly Overage” has the meaning set forth for such term in Section 7.5(I).

“Quarterly Overage Investment Cap” means $3,000,000.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Redemption” means, with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled, advised, sub-advised, managed or co-managed by such Person, by any Affiliate of such Person, or, if applicable, such Person’s investment manager.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Remedial Work” has the meaning set forth for such term in Section 6.10(A).

“Required Lenders” means, at any date, any combination of Lenders holding more than 66 2/3% of the sum of the aggregate amount of the Term Loan Commitments or, if the Term Loan Commitments have been reduced to zero or terminated, any combination of Lenders holding more than 66 2/3% of the aggregate outstanding principal amount of the Term Loans; provided the Term Loan Commitment of, and the portion of the Term Loans held or deemed held by, any Defaulting Lender are excluded for purposes of making a determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Required Lenders, setting forth, as of each January 1, April 1, July 1 and October 1 (or such other date as required hereunder) the oil and gas reserves, using Strip Prices in effect at the end of each applicable calendar quarter, attributable to the Oil and Gas Properties of the Borrower and the Borrower’s Subsidiaries, including oil and gas Swap Agreements in place at the end of each quarter, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date.

“Responsible Officer” means as to any Loan Party, the chief executive officer, president, chief financial officer, controller, treasurer, assistant treasurer or any executive vice president of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Required Lenders; provided, to the extent requested thereby, the Administrative Agent has received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person is conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Person and such Responsible Officer is conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Parent or any of its Subsidiaries.

“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the United States Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b) above.

“Secured Parties” means, collectively, the Administrative Agent and the Lenders.

“Security Documents” means the collective reference to the Mortgages, the Guaranty Agreement, any Account Control Agreements and each other agreement or writing pursuant to which any Loan Party pledges or grants a security interest in any Property securing the Obligations.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Strip Prices” means, as of any date of determination, the average of each twelve month’s forward monthly prices for the most comparable hydrocarbon commodity applicable over a three year period from such date of determination, with such prices held constant thereafter based on the third year’s average monthly prices, as such prices are (a) quoted on the New York Mercantile Exchange (or its successor) as of the calculation date and (b) adjusted for energy content, quality and basis differentials; provided with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices are applied to future production subject to such arrangements.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” refer to a Subsidiary (including the Borrower) of the Parent or the Subsidiaries (including the Borrower) of the Parent but excludes PQ Holdings LLC, a Louisiana limited liability company, and PetroQuest Oil & Gas, L.L.C., a Louisiana limited liability company.

“Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of the Parent (other than the Borrower, Excluded Subsidiaries and Foreign Subsidiaries to the extent that and for so long as the guaranty of such Foreign Subsidiary would have adverse tax consequences for the Borrower or any other Loan Party or result in a violation of Applicable Laws) in existence on the Closing Date or which become a party to the Guaranty Agreement pursuant to Section 6.14.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries is a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Term Loans to the account of the Borrower hereunder on the applicable borrowing date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex B, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans. The aggregate Term Loan Commitment of all Term Loan Lenders on the Closing Date is $50,000,000.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Term Loans made by such Lender, substantially in the form of Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loans” means the term loans made to the Borrower by the Lenders pursuant to Section 2.1.

“Threshold Amount” means 90%.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Term Loans, the use of the proceeds thereof and the grant of Liens by the Borrower on the Collateral pursuant to the Security Documents and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of Liens by such Guarantor on the Collateral pursuant to the Security Documents.

“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“United States” or “U.S.” means the United States of America.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth for such term in Section 3.7(G).

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

2. Accounting Terms.

(A) All accounting terms not specifically or completely defined herein are construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.1(A) except as otherwise specifically prescribed herein.

(B) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

3. Use of Certain Terms. As used in this Agreement, the plural includes the singular and the singular includes the plural. All pronouns and any variations thereof refer to masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require. As used in this Agreement, “include,” “includes” and “including” have the inclusive meaning of “including without limitation.”

4. References. Section and other headings are for reference only, and do not affect the interpretation or meaning of any provision of this Agreement. Unless otherwise provided, references to articles, sections, clauses, annexes, schedules and exhibits refer to articles, sections, clauses, annexes, schedules and exhibits of this Agreement. The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms of this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. Unless otherwise expressly indicated in this Agreement, the words “above” and “below,” when following a reference to a clause of any Loan Document, refer to a clause within the same section of such Loan Document. References in this Agreement to this Agreement, any other Loan Document or any other agreement are deemed to (a) refer to this Agreement, such other Loan Document or such other agreements, as the case may be, as the same may be amended, restated, supplemented or otherwise modified from time to time under the provisions hereof or thereof, unless expressly stated otherwise or unless such amendment, restatement, supplement or modification is not permitted by the terms of this Agreement and (b) include all schedules, exhibits and appendices thereto. References in this Agreement to any law, rule, statute or regulation are deemed to refer to such law, rule, statute or regulation as it may be amended, supplemented or otherwise modified from time to time, and any successor law, rule, statute or regulation, in each case as in effect at the time any such reference is operative. Any reference to a Person includes the successors, assigns, participants and transferees of such Person, but such reference will not increase, decrease or otherwise modify in any way the provisions in this Agreement or any other Loan Document governing the assignment of rights and obligations under or the binding effect of any provision of this Agreement or any other Loan Document. The words “asset” and “property” are construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”

5. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

6. Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

7. Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement control; provided any provision of the Security Documents which imposes additional burdens on a Loan Party or any of its Subsidiaries or further restricts the rights of a Loan Party or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights is not deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

ANNEX B

Term Loan Commitments and Commitment Percentages

Lender	Term Loan Commitment	Commitment Percentage
MAINSTAY MACKAY HIGH YIELD CORPORATE BOND FUND	$16,636,467.74	33.27%
MAINSTAY VP MACKAY HIGH YIELD CORPORATE BOND PORTFOLIO	$4,893,078.75	9.79%
MAINSTAY MACKAY SHORT DURATION HIGH YIELD FUND	$2,935,847.25	5.87%
CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP	$14,287,789.94	28.58%
CORRE OPPORTUNITIES II MASTER FUND, LP	$5,431,317.41	10.86%
CORRE HORIZON FUND, LP	$4,746,286.38	9.49%
PW FOCUS FUND LLC	$338,813.27	0.68%
SIMON CHARITABLE PRIVATE LLC	$396,555.53	0.79%
SIMON MARKETABLE, L.P.	$333,843.73	0.67%
Total	$50,000,000	100%

ANNEX C

Addresses for Notices

If to the Borrower:

PetroQuest Energy, L.L.C.

400 E. Kaliste Saloom Road #6000

Lafayette, Louisiana 70508

Attention of: J. Bond Clement

Telephone No.: 337-232-7028

Facsimile No.: 337-232-0044

E-mail: bclement@petroquest.com

With copies to:

Porter Hedges LLP

1000 Main, 36th Floor

Houston, Texas 77002

Attention of: James Cowen

Telephone No.: 713-226-6649

Facsimile No.: 713-226-6249

E-mail: JCowen@porterhedges.com

If to the Administrative Agent:

Wells Fargo Bank, National Association

Corporate Trust Services

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention of: Jason Prisco or Lance Yeagle- PetroQuest Energy

Telephone No.: 443-367-3924 or 410-884-2271

Email: ctsbankdebtadministrationteam@wellsfargo.com

If to the Lenders:

Corre Opportunities Management, LLC

12 East 49th Street, 40th Floor

New York, NY 10017

Attention of: Operations Manager

Telephone No.: 646-863-7190

E-mail: operations@correpartners.com

and

Trade Settlement Department

MACKAY SHIELDS LLC

1345 Avenue of the Americas, 43rd Floor

New York, NY 10105 Attention of: Trade Settlement Department and General Counsel

Telephone No.: (212) 303-6435 and (212) 230-3850

E-mail: TeamSettlements@MackayShields.com and Young.lee@mackayshields.com]

In each case, with copies to:

Akin Gump Strauss Hauer & Feld LLP

One Bryan Park New York, New York 10036

Attention of: Frederick T. Lee, Esq.

Telephone No.: 212-872-1034

Facsimile No.: 212-872-1002

E-mail: flee@akingump.com

ANNEX D

Closing Deliverables

Executed Loan Documents. This Agreement, a Term Loan Note in favor of each Lender requesting a Term Loan Note, the Guaranty Agreement and the Security Documents, together with any other applicable Loan Documents.

Intercreditor Agreement. The Intercreditor Agreement in effect as of the Closing Date.

Officer’s Certificate. A certificate from a Responsible Officer of the Parent and the Borrower to the effect that (a) all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete, (b) none of the Loan Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents, (c) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing, (d) since the Petition Date, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect and (e) each of the Loan Parties, as applicable, has satisfied each of the conditions set forth in Section 4.1.

Certificate of Secretary of Each Loan Party. A certificate of a Responsible Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (a) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (b) the bylaws or other governing document of such Loan Party as in effect on the Closing Date and (c) resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

Certificates of Good Standing. Certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Lenders, each other jurisdiction where such Loan Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Loan Party has filed required tax returns and owes no delinquent taxes.

Opinions of Counsel. Opinions of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders with respect to the Loan Parties, the Loan Documents and such other matters as the Lenders request (which expressly permit reliance by successors and permitted assigns of the Administrative Agent and the Lenders).

Lien Search. The results of a Lien search (including a search as to judgments, bankruptcy and tax matters) made against the Loan Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Loan Party, indicating among other things that the assets of each such Loan Party are free and clear of any Lien (except for Liens permitted under Section 7.3).

Reserve Reports. The Reserve Reports required under Section 6.12(A) for (a) the Oil and Gas Properties of the Borrower and the Borrower’s Subsidiaries as of January 1, 2018, prepared by one or more Approved Petroleum Engineers and (b) the Oil and Gas Properties of the Borrower and the Borrower’s Subsidiaries as of October 1, 2018, prepared by or under the supervision of the chief engineer of the Borrower in accordance with the procedures used in the January 1 Reserve Report described above.

Mortgages; Compliance Certificate. Mortgages on (a) Mortgaged Property representing at least the Threshold Amount of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report described above and (b) the Louisiana Austin Chalk Properties and Cotton Valley Properties, together with such other certificates, documents and information as is reasonably requested by the Lenders with respect thereto, including certified authorizing resolutions suitable for attachment to each Mortgage recorded in Louisiana. A certificate of a Responsible Officer of the Borrower that it has granted Mortgages to the Administrative Agent on (x) Property representing at least the Threshold Amount of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report described above and setting forth the percentage mortgaged and (y) the Louisiana Austin Chalk Properties and Cotton Valley Properties.

Account Control Agreements. Account Control Agreements for each Deposit Account maintained by a Loan Party (other than Excluded Deposit Accounts).

Pledged Collateral. If applicable, original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

Property and Liability Insurance. Evidence of property, business interruption and liability insurance covering each Loan Party and the Collateral, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance) and copies of such insurance policies.

Other Collateral Documentation. Any documents required by the terms of the Security Documents to evidence or perfect the Administrative Agent’s security interest in the Collateral, including a UCC-1 financing statement to be filed with the clerk of court of any Louisiana parish as to any mortgaged fixtures and as-extracted collaterals.

Financial Statements. The financial statements described in Section 5.4(A).

Other Documents. Copies of all other documents, certificates and instruments reasonably requested by the Administrative Agent or any Lender.